Exhibit 10.1

CREDIT AGREEMENT

dated as of January 20, 2021

Among

EXTRACTION OIL & GAS, INC.
as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Issuing Lender,

and

THE LENDERS NAMED HEREIN
as Lenders

$1,000,000,000

WELLS FARGO SECURITIES, LLC
As Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page
ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS	5
Section 1.1	Certain Defined Terms
Section 1.2	Computation of Time Periods
Section 1.3	Accounting Terms; Changes in GAAP
Section 1.4	Types of Loans
Section 1.5	Miscellaneous
Section 1.6	Divisions
Section 1.7	Rates; Eurodollar Rate Notification
ARTICLE 2	CREDIT FACILITIES	31
Section 2.1	Commitment for Loans
Section 2.2	Borrowing Base
Section 2.3	Letters of Credit
Section 2.4	Loans
Section 2.5	Prepayments
Section 2.6	Repayment
Section 2.7	Fees
Section 2.8	Interest
Section 2.9	Illegality
Section 2.10	Breakage Costs
Section 2.11	Increased Costs
Section 2.12	Payments and Computations
Section 2.13	Taxes
Section 2.14	Mitigation Obligations; Replacement of Lenders
Section 2.15	Cash Collateral
Section 2.16	Defaulting Lenders
Section 2.17	Benchmark Replacement Setting
ARTICLE 3	CONDITIONS OF LENDING	55
Section 3.1	Conditions Precedent to Effectiveness
Section 3.2	Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit
Section 3.3	Determinations Under Sections 3.1 and 3.2
ARTICLE 4	REPRESENTATIONS AND WARRANTIES	60
Section 4.1	Organization
Section 4.2	Authorization
Section 4.3	Enforceability
Section 4.4	Financial Condition
Section 4.5	Title; Ownership and Liens; Real Property
Section 4.6	True and Complete Disclosure
Section 4.7	Litigation
Section 4.8	Compliance with Agreements; No Defaults
Section 4.9	Pension Plans
Section 4.10	Environmental Condition
Section 4.11	Subsidiaries
Section 4.12	Investment Company Act
Section 4.13	Taxes
Section 4.14	Permits, Licenses, etc
Section 4.15	Use of Proceeds
Section 4.16	Condition of Property; Casualties
Section 4.17	Insurance
Section 4.18	Security Interest
Section 4.19	Sanctions
Section 4.20	Solvency

Section 4.21	Gas Contracts
Section 4.22	Liens, Leases, Etc
Section 4.23	Hedging Agreements
Section 4.24	Material Agreements
Section 4.25	Restriction on Liens
Section 4.26	Location of Business and Offices
Section 4.27	Anti-Corruption Laws
Section 4.28	Anti-Money Laundering Laws
Section 4.29	Qualified ECP Guarantor
Section 4.30	Affected Financial Institution
ARTICLE 5	AFFIRMATIVE COVENANTS	66
Section 5.1	Organization
Section 5.2	Reporting
Section 5.3	Insurance
Section 5.4	Compliance with Laws
Section 5.5	Taxes
Section 5.6	New Subsidiaries
Section 5.7	Agreement to Pledge; Security
Section 5.8	Deposit Accounts
Section 5.9	Records; Inspection
Section 5.10	Maintenance of Property
Section 5.11	Title Evidence and Opinions
Section 5.12	Further Assurances; Cure of Title Defects
Section 5.13	Leases; Development and Maintenance
Section 5.14	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions
Section 5.15	Minimum Hedging Arrangements
Section 5.16	Post-Closing Obligations
ARTICLE 6	NEGATIVE COVENANTS	76
Section 6.1	Debt
Section 6.2	Liens
Section 6.3	Investments
Section 6.4	Acquisitions
Section 6.5	Agreements Restricting Liens
Section 6.6	Use of Proceeds; Use of Letters of Credit
Section 6.7	Corporate Actions; Accounting Changes
Section 6.8	Sale of Assets
Section 6.9	Restricted Payments
Section 6.10	Affiliate Transactions
Section 6.11	Line of Business; No International Operations
Section 6.12	Hazardous Materials
Section 6.13	Compliance with ERISA
Section 6.14	Sale and Leaseback Transactions
Section 6.15	Limitation on Hedging
Section 6.16	Financial Covenants
Section 6.17	Prepayment of Certain Debt and Other Obligations
Section 6.18	Gas Imbalances, Take-or-Pay or Other Prepayments
Section 6.19	Sale or Discount of Receivables
Section 6.20	Limitation on Leases
Section 6.21	Subsidiaries
Section 6.22	Marketing Activities
Section 6.23	Sanctions
Section 6.24	Material Contracts
ARTICLE 7	DEFAULT AND REMEDIES	89

Section 7.1	Events of Default
Section 7.2	Optional Acceleration of Maturity
Section 7.3	Automatic Acceleration of Maturity
Section 7.4	Set-off
Section 7.5	Remedies Cumulative, No Waiver
Section 7.6	Application of Payments
Section 7.7	Credit Bidding
ARTICLE 8	THE ADMINISTRATIVE AGENT	93
Section 8.1	Appointment, Powers, and Immunities
Section 8.2	Rights as a Lender
Section 8.3	Exculpatory Provisions
Section 8.4	Reliance by Administrative Agent
Section 8.5	Delegation of Duties
Section 8.6	Resignation of Administrative Agent
Section 8.7	Non-Reliance on Administrative Agent and Other Lenders
Section 8.8	No Other Duties, etc
Section 8.9	Administrative Agent May File Proofs of Claim
Section 8.10	Collateral and Guaranty Matters
Section 8.11	Intercreditor Agreement
Section 8.12	Certain ERISA Matters
ARTICLE 9	MISCELLANEOUS	98
Section 9.1	Costs and Expenses
Section 9.2	Indemnification; Waiver of Damages
Section 9.3	Waivers and Amendments
Section 9.4	Severability
Section 9.5	Survival of Representations and Obligations
Section 9.6	Binding Effect
Section 9.7	Successors and Assigns
Section 9.8	Confidentiality
Section 9.9	Notices, Etc
Section 9.10	Usury Not Intended
Section 9.11	Usury Recapture
Section 9.12	Governing Law; Service of Process
Section 9.13	Submission to Jurisdiction
Section 9.14	Execution in Counterparts; Effectiveness; Electronic Execution
Section 9.15	Waiver of Jury Trial
Section 9.16	USA Patriot Act
Section 9.17	Enduring Security
Section 9.18	Keepwell
Section 9.19	No Advisory or Fiduciary Responsibility
Section 9.20	Confirmation of Flood Policies and Procedures
Section 9.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions
Section 9.22	Acknowledgment Regarding Any Supported QFCs
Section 9.23	Integration

SCHEDULES:

Schedule I	– Commitments, Contact Information
Schedule II	– Pricing Grid
Schedule III	– Additional Conditions and Requirements for New Subsidiaries
Schedule 1.1	– Existing Letters of Credit
Schedule 4.1	– Organizational Information
Schedule 4.11	– Subsidiaries
Schedule 4.16	– Material Real Property
Schedule 4.21	– Gas Contracts
Schedule 4.23	– Hedging Agreements
Schedule 4.24	– Material Agreements

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Borrowing Base Certificate
Exhibit C	– Form of Compliance Certificate
Exhibit D	– Form of Guaranty
Exhibit E	– Form of Notice of Borrowing
Exhibit F	– Form of Notice of Continuation or Conversion
Exhibit G	– Form of Pledge and Security Agreement
Exhibit H	– Form of Note
Exhibit I	– Form of Transfer Letter
Exhibit J	– Form of Tax Certificates
Exhibit K	– Plan of Reorganization

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of January 20, 2021 (the "Agreement") is among Extraction Oil & Gas, Inc., a Delaware corporation (the "Borrower"), the lenders party hereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association as Administrative Agent (as defined below) for the Lenders and as Issuing Lender (as defined below).

RECITALS

A. Reference is made to that certain Amended and Restated Credit Agreement dated as of August 16, 2017, among the Borrower, as borrower, the lenders party thereto, the issuing lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the "Pre-Petition Credit Agreement").

B. On June 14, 2020 (the “Petition Date”), the Borrower and its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence cases (the “Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

C. On November 6, 2020, the Debtors filed a Third Amended Joint Plan of Reorganization of the Borrower and its Debtor Affiliates (as may be amended, supplemented, or modified from time to time, the “Plan of Reorganization”) in the Cases and the accompanying Disclosure Statement (as defined in the Plan of Reorganization).

D. On December 23, 2020, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization.

E. The Borrower has requested that the Lenders provide certain revolving loans and other extensions of credit and that the Issuing Lender provide Letters of Credit.

F. The Lenders have agreed to provide Loans and to participate in Letters of Credit and the Issuing Lender has agreed to issue Letters of Credit, in each case, subject to the terms and conditions of this Agreement and the other Loan Documents.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptable Letter of Credit Maturity Date" has the meaning assigned to it in Section 2.3(a)(ii) of this Agreement.

"Acceptable Security Interest" means a Lien or security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Loan Party which created such security interest and (e) is perfected.

"Account Control Agreement" shall mean, as to any Deposit Account of any Loan Party held with a bank, any Commodity Account held with a commodity intermediary or any Securities Account held with a securities intermediary, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Loan Party owning such Deposit Account, Commodity Account or Securities Account, as applicable, the Administrative Agent, and such other bank, commodity intermediary or securities intermediary governing such Deposit Account, Commodity Account or Securities Account, as applicable.

"Acquisition" means the purchase by any Loan Party of any business, division or enterprise, including the purchase of associated assets or operations or any Equity Interests of a Person; provided that a merger or consolidation solely among Loan Parties shall not constitute an Acquisition.

"Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of 1.00%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate. Notwithstanding the foregoing, if the Adjusted Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

"Adjusted EBITDAX" means (a) for the fiscal quarter ended March 31, 2021, the consolidated EBITDAX of the Borrower and its Restricted Subsidiaries for the fiscal quarter period then ended multiplied by four, (b) for the fiscal quarter ending June 30, 2021, the consolidated EBITDAX of the Borrower and its Restricted Subsidiaries for the two fiscal quarter period then ended multiplied by two, (c) for the fiscal quarter ending September 30, 2021, the consolidated EBITDAX of the Borrower and its Restricted Subsidiaries for the three fiscal quarter period then ended multiplied by 4/3, and (d) for each fiscal quarter ending on or after December 31, 2021, the consolidated EBITDAX of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period then ended.

"Administrative Agent" means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.6.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of an Equity Interest, by contract, or otherwise.

"Agreement" has the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

"Applicable Margin" means, with respect to each Type of Loan and the Letters of Credit, the percentage rate per annum set forth in the Pricing Grid based on the relevant Utilization Level applicable from time to time. The Applicable Margin for any Loan or Letter of Credit shall change when and as the relevant Utilization Level changes.

"Approved Counterparty" means a counterparty to a Hedging Arrangement that at the time of entering into such Hedging Arrangement is a Person (other than a Lender or an Affiliate of a Lender) having, at the time the Hedging Arrangement is made, credit ratings with respect to their senior unsecured long-term debt obligations of A- or better from S&P or A3 or better from Moody's (or such counterparty has a guarantor of its obligations under such Hedging Arrangement who is rated the same or better than such levels), or such other Person as may be approved by the Administrative Agent in its sole discretion.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Transportation Agreements” means all of the transportation services agreements listed on Schedule 4.24 (Material Agreements) as of the Effective Date, and such other transportation services agreements as may be approved by the Majority Lenders in writing, in each case, together with such changes thereto as may be approved by the Administrative Agent.

"Arranger" means Wells Fargo Securities, LLC.

"Asset Sale" means (a) any sale, lease, transfer, condemnation, taking, unwind, novation, amendment, restructuring or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, mineral fee interest, or Hedging Arrangement) or any unwinding, novation, restructuring or termination of a Hedging Arrangement prior to the scheduled maturity or expiration thereof of any Loan Party and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of the Borrower.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.7), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability" means, as of any date of determination, an amount equal to (a) the aggregate Maximum Credit Amount of all Lenders minus (b)(i) the outstanding principal amount of all Loans plus (ii) the Letter of Credit Exposure.

"Availability Period" means the period from the Effective Date until the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Banking Services" means each and any cash management services provided to any Loan Party by any Lender or by any Affiliate of a Lender, including without limitation the following bank services: (a) commercial credit or debit cards, (b) purchase cards, (c) stored value cards and (d) treasury management services (including, without limitation, overdraft, depository, controlled disbursement, electronic funds transfer, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations of the Borrower or any other Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Banking Services Provider" means any Lender or Affiliate of a Lender that provides Banking Services to any Loan Party.

“Bankruptcy Code” has the meaning set forth in the Recitals hereto.

“Bankruptcy Court” has the meaning set forth in the Recitals hereto.

"Base Rate Loan" means a Loan which bears interest based upon the Adjusted Base Rate.

"BB Value" means, (a) as to any Oil and Gas Property, the value, if any, attributed to such Oil and Gas Property under the then effective Borrowing Base, as determined by the Administrative Agent, and (b) as to Hedging Arrangements, the net effect of such Hedging Arrangements on the amount of the Borrowing Base, as determined by the Administrative Agent.

"BB Variation Amount" means the sum of (A) the aggregate fair market value of Oil and Gas Properties subject to Asset Sales consummated since the immediately preceding redetermination of the Borrowing Base plus (B) the aggregate BB Value of Hedging Arrangements which have been novated, amended, restructured, unwound or otherwise terminated since the immediately preceding redetermination of the Borrowing Base.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable

Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Hedging Arrangement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

(2) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2) for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(3) for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.17(a) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.17(a)(ii); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

"Borrower" has the meaning set forth in the introductory paragraph hereof.

"Borrower Materials" has the meaning set forth in Section 5.2.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Loans of a different Type pursuant to Section 2.4(b).

"Borrowing Base" means at any particular time, the Dollar amount determined in accordance with Section 2.2 on account of Proven Reserves attributable to Oil and Gas Properties of the Loan Parties described in the most recent Independent Reserve Report or Internal Reserve Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.2.

"Borrowing Base Certificate" has the meaning set forth in Section 5.2(c)(iv).

"Borrowing Base Deficiency" means the excess, if any, of (a) the sum of the outstanding principal amount of all Loans plus the Letter of Credit Exposure over (b) the aggregate Maximum Credit Amount of all Lenders.

"Business Day" means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Denver, Colorado, and (b) if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on by commercial banks in the London interbank market.

"Capital Leases" means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease or finance lease on the balance sheet of such Person.

“Cases” has the meaning set forth in the Recitals hereto.

"Cash" means Dollar denominated currency in immediately available funds.

"Cash Collateral Account" means a Controlled Account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.3(h).

"Cash Collateralize" means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Casualty Event" means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Loan Party.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations thereunder in each case as now or hereafter in effect.

"Change in Control" means the occurrence of any of the following events:

(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower;

(b)    the members of the board of directors of the Borrower that are not Continuing Directors shall constitute a majority of the board of directors of the Borrower;

(c)    the Loan Parties collectively cease to own 100% of the Equity Interests (including all voting and economics attributable thereto) in each Restricted Subsidiary; or

(d)    any change in control or similar event under any Permitted Note or any Permitted Junior Debt.

"Change in Law" means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder and published interpretations thereof.

"Collateral" means all property of the Loan Parties which is "Collateral", "Pledged Collateral" or "Mortgaged Property" (as defined in each of the Mortgages or the Pledge and Security Agreement, as applicable) or similar terms used in the Security Documents.

"Commitment" means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender's name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c); provided that, after the Maturity Date, the Commitment for each Lender shall be zero. The aggregate Commitment on the Effective Date is $1,000,000,000.

"Commitment Fee Rate" means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.

"Commitment Fees" means the fees required under Section 2.7(a).

“Commodity Account” has the meaning set forth in the Pledge and Security Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a compliance certificate executed by the President, Chief Financial Officer, Vice President of Finance or Chief Accounting Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Confirmation Order” means the order of the Bankruptcy Court dated December 23, 2020, Docket No. 1509, confirming the Plan of Reorganization, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, as of any date of determination, an amount equal to (a) the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper and any other Liquid Investments, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries minus (b) without duplication, the sum of (i) checks issued, wires initiated or ACH transfers initiated, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, plus (ii) cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits plus (iii) in the case of cash or cash equivalents that will be used to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance, ad valorem, payroll and other taxes, lease rental payments, and other similar payments as are customary in the oil and gas industry then due and owing by the Borrower and its Restricted Subsidiaries to unaffiliated third parties and for which the Borrower or any of its Restricted Subsidiaries will issue checks or initiate wires or ACH transfers within five (5) Business Days, plus (iv) cash deposited in a Cash Collateral Account to cash collateralize Letters of Credit, plus (v) amounts in an Excluded Account, other than an Excluded Account described in clause (c) of such definition.

“Consolidated Cash Balance Limit” means $50,000,000.

“Consolidated Cash Sweep Date” means the second Business Day of each calendar week.

"Continuing Directors" means the directors of Borrower on the Effective Date, and each other director of Borrower, if, in each case, such other director's nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended (or otherwise approved) by at least 51% of the then Continuing Directors.

"Controlled Account" means each Deposit Account, Securities Account and Commodity Account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

"Convert," "Conversion," and "Converted" each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.4(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning specified in Section 9.22.

"Daily One-Month LIBOR" means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one month period.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

"Debt" means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement, except that such obligations shall not constitute Debt for purposes of the calculation of any Net Leverage Ratio; (h) Disqualified Capital Stock and all other obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) any obligations of such Person owing in connection with any volumetric or production prepayments or take-or-pay or ship-or-pay arrangements, minimum volume commitments or other similar arrangements, except that such obligations owing in connection with take-or-pay or ship-or-pay arrangements, minimum volume commitments or other similar arrangements shall not constitute Debt for purposes of the calculation of any Net Leverage Ratio; (k) the Debt of any Unrestricted Subsidiary of such Person, but only to the extent to which there is recourse to such Person for the payment of such Debt; (l) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above; (m) indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) secured by any Lien on or in respect of any Property of such Person, and (n) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning set forth in the Recitals hereto.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means a per annum rate equal to (a) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.8(a) or Section 2.8(b), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Loans as provided in Section 2.8(a).

"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with all or any portion of its funding obligations hereunder, or under other agreements in which it extends or commits to extend credit generally, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in substance satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor

Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account” has the meaning set forth in the Pledge and Security Agreement.

“DIP Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement dated as of June 16, 2020 among the Borrower, as borrower, the other Debtors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto, as amended or otherwise modified prior to the Effective Date.

“DIP Lenders” means each “Lender” as defined and described in the DIP Credit Agreement.

"Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, Letter of Credit Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Distributable Free Cash Flow” means, as of any time of determination, an amount equal to (a) the product of (i) 50% times (ii) Free Cash Flow minus (b) the aggregate amount of the Free Cash Flow Utilization that has occurred during the period beginning on the first day of the applicable LTM Rolling Period and ending at the time of determination; provided that, solely for the purpose of such calculation, if Free Cash Flow is less than zero, then Free Cash Flow shall be deemed to be zero. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

"Dollars" and "$" means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any State thereof or of the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

"EBITDAX" means for the Borrower and its Restricted Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation, amortization, depletion, abandonment and exploration expenses for such period, plus (iv) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815), plus (v) any fees, expenses and other transaction costs (whether or not such transactions were consummated) incurred through March 31, 2021 in connection with the implementation of fresh start accounting, the Cases, the Plan of Reorganization, the transactions contemplated thereby and any other reorganization items and restructuring costs, provided that the amounts added back pursuant to this clause (v) shall not exceed $40,000,000 in the aggregate, plus (vi) costs, expenses, accruals, reserves and charges with respect to senior management changes and office closure, consolidation and relocation incurred through March 31, 2021, including but not limited to, severance payments, recruiting, signing and retention costs and redundancy costs, provided that the amounts added back pursuant to this clause (vi) shall not exceed $7,500,000 in the aggregate, plus (vii) non-cash losses incurred through March 31, 2021 from the adoption of fresh start accounting in connection with the consummation of the Plan of Reorganization, minus (c) to the extent included in determining Net Income, all non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDAX shall (except for purposes of calculating EBITDAX in respect of Free Cash Flow) be subject to pro forma adjustments for permitted acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC or otherwise acceptable to the Administrative Agent.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means January 20, 2021.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 9.7(b)(iii), Section 9.7(b)(v) and Section 9.7(b)(vi) (subject to such consents, if any, as may be required under Section 9.7(b)(iii)).

"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. §9601(8) (1988).

"Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements of any Governmental Authority, including common law theories, now or hereafter in effect and relating to, or in connection with (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the Environment or Natural Resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c)

exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees (with respect to the exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes); or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes, including, without limitation, CERCLA.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization under Environmental Law.

"Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

"Eurodollar Loan" means a Loan that bears interest based upon the Eurodollar Rate.

"Eurodollar Base Rate" means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.17, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loans being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided further that if such rate (including any Benchmark Replacement with respect thereto) is less than 1.00%, such rate shall be deemed to be 1.00%. Unless otherwise specified in any amendment to this Agreement, in the event that a Benchmark Replacement with respect to Eurodollar Base Rate is implemented then all references herein to Eurodollar Base Rate shall be deemed references to such Benchmark Replacement.

"Eurodollar Rate" means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentag
Where,

"Eurodollar Reserve Percentage" means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" has the meaning specified in Section 7.1.

“Excluded Account” shall mean (a) any Deposit Account that is specifically and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of the Borrower’s or a Guarantor’s salaried employees, to the extent the amounts in such Deposit Account as of any date of determination do not exceed the greater of (i) the checks outstanding against such Deposit Account as of that date, (ii) amounts necessary to meet minimum balance requirements, and (iii) amounts necessary to avoid, in the Borrower’s reasonable discretion and consistent with past practices, overdraft fees, (b) any Deposit Account that is specifically and exclusively used to hold third-party funds related to the Oil and Gas Properties, (c) any Deposit Account, Commodity Account or Securities Account so long as the value of all cash, commodities and/or securities as applicable held in each such account, individually, does not exceed $50,000 at any time and the aggregate value of all cash, commodities and/or securities held in all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $200,000 and (d) the Professional Fee Escrow Account.

“Excluded Assets” shall have the meaning assigned to such term in the Pledge and Security Agreement.

"Excluded Swap Obligations" means, with respect to any Loan Party other than the Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.13(g) or Section 2.13(i) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.1 that was issued under the Pre-petition Credit Agreement or the DIP Credit Agreement prior to the Effective Date by a Person that shall be an Issuing Lender with respect to such letter of credit. On the Effective Date, each Existing Letter of Credit shall be deemed issued and outstanding as a Letter of Credit under this Agreement.

"Extraordinary Receipts" means (a) with respect to any Asset Sale, all cash and Liquid Investments received by a Loan Party from such Asset Sale after payment of, or provision for, all estimated cash taxes attributable to such Asset Sale and payable by such Loan Party, and other reasonable out of pocket fees and expenses actually incurred by such Loan Party directly in connection with such Asset Sale, (b) with respect to any settlement or litigation proceeding, the proceeds of such settlement or litigation proceeding after payment of all out of pocket fees and expenses actually incurred in connection with such settlement or proceeding, (c) with respect to any Casualty Event, the insurance proceeds or award or other compensation as a result of a Casualty Event after payment of all out of pocket fees and expenses actually incurred by the applicable Loan Party to receive such proceeds, and (d) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedging Arrangement, the sum of the cash and Liquid Investments received by any Loan Party in connection with such transaction after giving effect to any netting agreements.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into by the United States that implements or modifies the foregoing (together with the portions of any Legal Requirement implementing such intergovernmental agreement).

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Fee Letters" means, collectively, (a) that certain Agent Fee Letter dated as of November 10, 2020, among the Borrower, the Administrative Agent and the Arranger, (b) that certain Lender Fee Letter dated as of November 10, 2020, among the Borrower, the Administrative Agent and the Arranger and (c) such other fee letters as may be entered into between the Borrower and the Administrative Agent from time to time.

"Flood Laws" has the meaning set forth in Section 9.20.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

"Foreign Lender" means a Lender that is not a U.S. Person.

"Foreign Subsidiary" means a Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means, as of the last day of the then applicable LTM Rolling Period, EBITDAX for such LTM Rolling Period minus the sum, in each case without duplication, of the following amounts paid during such LTM Rolling Period: (a) voluntary and scheduled cash prepayments and repayments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt (other than any redemptions of Permitted Junior Debt in reliance on Section 6.17(d) or Permitted Notes in reliance on Section 6.17(c)), (b) capital expenditures paid in cash, (c) working capital expenses paid in cash, (d) cash payments described in the definition of “Interest Expense”, (e) taxes paid in cash, (f) exploration and development expenses or costs paid in cash, (g)(i) Investments made in cash (other than to any Loan Party) during such period (other than those made in reliance on Section 6.3(d)(ii)) and (ii) Restricted Payments made in cash (other than to any Loan Party) during such period (other than those made in reliance on Section 6.9(f)) and (h) to the extent not included in the foregoing and added back in the calculation of EBITDAX, any other cash charge that reduces the earnings of the Borrower and its Restricted Subsidiaries, plus the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease EBITDAX during such LTM Rolling Period, plus any Net Cash Proceeds received during such period from Dispositions of non-Borrowing Base Properties (other than Net Cash Proceeds received from any such Disposition during the continuation of a Default or Borrowing Base Deficiency).

“Free Cash Flow Utilization” means, for any period, the aggregate amount of each of the following transactions during such period: (a) Investments made under Section 6.3(d)(ii), (b) Restricted Payments made under Section 6.9(f), (c) prepayments or redemptions of Permitted Notes made under Section 6.17(c), and (d) prepayments or redemptions of Permitted Junior Debt made under Section 6.17(d).

"Fronting Exposure" means, at any time there is a Defaulting Lender, such Defaulting Lender's Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, bureau, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantors" means (a) each Restricted Subsidiary of the Borrower from time to time, and (b) any other Person that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

"Guaranty" means the Guaranty Agreement executed in substantially the same form as Exhibit D.

"Hazardous Substance" means any substance or material identified as such pursuant to CERCLA or any other Environmental Law and includes, without limitation, pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

"Hazardous Waste" means any substance or material regulated or designated as such pursuant to any Environmental Law and includes, without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, and toxic substances.

"Hedge Obligations" means the obligations of any of the Loan Parties owing to a Swap Counterparty under any Hedging Arrangement.

"Hedging Arrangement" means (a) a hedge, spot call, put, swap, collar, floor, cap, option, swaption, forward sale or purchase, basis swap or basis hedge, or other contract or similar arrangement (including any obligations to purchase or sell any physical or financial commodity or security at a future date for a specific price) or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement, including any such obligations or liabilities under any Master Agreement.

"Hydrocarbon Hedge Agreement" means a Hedging Arrangement related to the price of Hydrocarbons.

"Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term "Hydrocarbon Interests" shall mean Hydrocarbon Interests of the Loan Parties.

"Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

"Income Tax Expense" means for the Borrower and its Restricted Subsidiaries, on a consolidated basis for any period, all state, local and federal franchise or income taxes paid or due to be paid during such period.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Independent Engineer" means Ryder Scott Company Petroleum Consultants, L.P., or any other independent petroleum engineering firm reasonably acceptable to the Administrative Agent.

"Independent Reserve Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by a Loan Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender; provided that, the Independent Reserve Report may be prepared, at the sole discretion of the Borrower (x) by an Independent Engineer, or (y) by or under the supervision of the engineers of the Borrower; provided that Independent Reserve Reports that are prepared by or under the supervision of the engineers of the Borrower shall be accompanied by an audit letter issued by the Independent Engineer that it has audited at least 90% by value of the Proven Reserves attributable to the Oil and Gas Properties owned (or to be acquired) by the Loan Parties which are or are to be included in the Borrowing Base.

"Information" has the meaning set forth in Section 9.8.

“Initial Internal Reserve Report” means that certain Internal Reserve Report dated as of October 1, 2020, which report shall be reasonably acceptable to the Administrative Agent.

“Intercreditor Agreement” means an Intercreditor Agreement in form and substance acceptable to the Administrative Agent and the Majority Lenders, among (a) the Loan Parties, (b) the Administrative Agent, and (c) the holders of, or the holders’ representative under, the Permitted Junior Debt.

"Interest Expense" means, for the Borrower and its Restricted Subsidiaries, on a consolidated basis for any period, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt (including but not limited to Debt under this Agreement) for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

"Interest Hedge Agreement" means a Hedging Arrangement between the Borrower or another Loan Party and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such other Loan Party and such financial institution or the cap of the interest rate on any Debt of the Borrower.

"Interest Period" means for each Eurodollar Loan comprising part of the same Borrowing, the period commencing on the date such Eurodollar Loan is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a)    Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(c)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)    the Borrower may not select any Interest Period for any Loan which ends after the Maturity Date.

"Internal Reserve Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by a Loan Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

"IRS" means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

"Issuing Lender" means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Loan Party pursuant to the terms of this Agreement.

"Leases" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

"Lenders" means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14 and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued or deemed issued by the Issuing Lender for the account of a Loan Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

"Letter of Credit Application" means the Issuing Lender's standard form letter of credit application for standby letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

"Letter of Credit Exposure" means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower's payment obligations under drawn Letters of Credit.

"Letter of Credit Fees" means fees payable pursuant to Section 2.7(b)(i).

"Letter of Credit Maximum Amount" means $50,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

"Liquid Investments" means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody's or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers' acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody's or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent; provided that all the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

"Loan" means any advance by a Lender to the Borrower as a part of a Borrowing.

"Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, the Fee Letters, the Subordination Agreement and each other agreement, instrument, or document executed at any time in connection with this Agreement.

"Loan Parties" means the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“LTM Rolling Period” means, as of any date of determination, the period of twelve consecutive months for which financial statements are internally available immediately preceding such date of determination; provided that, until financial statements are internally available for the month ending February 28, 2022, LTM Rolling Period shall mean, as of any date of determination, the period of consecutive months that have elapsed from and including the month ending February 28, 2021 and for which financial statements are internally available immediately preceding such date of determination.

"Majority Lenders" means the Lenders holding greater than 50% of the aggregate Maximum Exposure Amount; provided that, the Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

"Majority Tier I Lenders" means the Tier I Lenders holding greater than 50% of the aggregate Maximum Tier I Exposure Amount; provided that, the Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Tier I Lenders unless all Tier I Lenders are Defaulting Lenders.

"Manager" means an employee, officer or director of the Borrower or any Restricted Subsidiary.

"Master Agreement" means a master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to hedging activities, including, without limitation, any related schedules.

"Material Adverse Change" means (a) after giving effect to the filing of the Cases, the entry of the Confirmation Order and the confirmation and consummation of the Plan of Reorganization and (b) excluding any matters publicly disclosed prior to the filing of the Cases, any matters disclosed in any first day pleading or declarations in connection with the Cases and the events and conditions related to or leading up to the Cases and the effects thereof, a material adverse change (i) in the business, assets (including Oil and Gas Properties), condition (financial or otherwise), or operations of the Borrower, individually or the Loan Parties, taken as a whole; (ii) on any Loan Party's ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Loan Document; (iii) on the Loan Parties' ability, as a whole, to perform their obligations under this Agreement or any other Loan Document; (iv) in any right or remedy of any Secured Party under any Loan Document; (iv) on the validity or enforceability of this Agreement or any of the other Loan Documents; or (v) on the Acceptable Security Interest in favor of the Administrative Agent with respect to any portion of the Collateral (other than a termination or release of such Acceptable Security Interest in accordance with the terms of the Loan Documents).

"Material Contract" means any contract or agreement pursuant to which any Loan Party pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities during any 12-month period over the term thereof) in excess of $10,000,000, excluding joint operating agreements and oil and gas leases that are specifically listed on a schedule or exhibit to any Security Document together with all amendments, modifications, replacements, extensions and rearrangements of the foregoing made in accordance with the terms of this Agreement.

"Maturity Date" means the earlier of (a) July 20, 2024, and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(c) or ARTICLE 7.

“Maximum Credit Amount” means, at any time and as to any Lender, the lesser of (a) such Lender’s Commitment at such time, and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect.

"Maximum Exposure Amount" means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Note held by such Lender at such time, (with the aggregate amount of such Lender's risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16) being deemed as unpaid principal under such Lender's Note).

"Maximum Rate" means the maximum nonusurious interest rate under applicable law.

"Maximum Tier I Exposure Amount" means, at any time for each Tier I Lender, the sum of (a) the unfunded Commitment held by such Tier I Lender at such time; plus (b) the aggregate unpaid principal amount of the Note held by such Tier I Lender at such time, (with the aggregate amount of such Tier I Lender's risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16) being deemed as unpaid principal under such Tier I Lender's Note).

"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in its sole discretion.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Mortgage" means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Loan Party to secure all or a portion of the Obligations.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any member of the Controlled Group is making or accruing an obligation to make contributions, or to which any Loan Party or any member of the Controlled Group has any obligations or liability (contingent or otherwise).

"Natural Resources" shall have the meaning set forth in 42 U.S.C. § 9601(16).

"Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) amounts applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (ii) in the case of an Asset Sale, attorneys' fees, accountants' fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith, and (iii) Taxes paid directly by any Loan Party or reasonably estimated to be paid or payable in connection therewith; provided that the evidence of each of (i), (ii), and (iii) is provided to the Administrative Agent in form and substance reasonably satisfactory to it, and (b) in connection with any issuance or sale of Equity Interests or debt securities or instruments or the incurrence of Debt for borrowed money, the cash proceeds received from such issuance, sale or incurrence, net of (i) attorneys' fees, accountants' fees, investment bank fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith and (ii) Taxes paid or reasonably estimated to be paid directly by any Loan Party in connection therewith; provided that the evidence of each of (i) and (ii) is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

"Net Debt" means, as of any date of determination, consolidated Debt less (a) if no Loans are outstanding, the amount of any Unrestricted Cash or (b) if any Loan is outstanding, Unrestricted Cash in an amount not to exceed $50,000,000.

"Net Income" means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write‑up or write‑down of assets and (b) the cumulative effect of any change in GAAP.

"Net Leverage Ratio" means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Net Debt of the Borrower and its Restricted Subsidiaries as of the last day of such fiscal quarter to (b) the Adjusted EBITDAX for the fiscal quarter then ended.

"Non-Consenting Lender" means any Lender that does not approve (a) any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.3, and (ii) has been approved by the Required Lenders, or (b) any redetermination of the Borrowing Base which has been approved by the Required Tier I Lenders.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"Note" means a promissory note of the Borrower payable to a Lender or its registered assigns in the amount of such Lender's Commitment, in substantially the same form as Exhibit H, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

"Notice of Borrowing" means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

"Notice of Continuation or Conversion" means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

"Obligations" means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Loan Parties to the Lenders, the Issuing Lender or the Administrative Agent under this Agreement and the other Loan Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Oil and Gas Properties" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

"Oil and Gas Waste" means wastes associated with the exploration, development, or production of crude oil or natural gas.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

"Participant" has the meaning set forth in Section 9.7(d).

"Participant Register" has the meaning set forth in Section 9.7(d).

"Patriot Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"Payment in Full of Obligations" means: (a) the termination of this Agreement, (b) the payment in full of the Obligations (other than contingent indemnification and expense reimbursement obligations that are, in each case, not then due and owing), (c) the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), (d) the termination or novation of all Hedging Arrangements with a Swap Counterparty (other than Hedging Arrangements as to which arrangements satisfactory to the Swap Counterparty in its sole discretion have been made) and the satisfaction of any obligations arising under such Hedging Arrangement, (e) the termination in full of the Commitments, and (f) the termination in full of all Banking Services Obligations and the satisfaction of any obligations arising thereunder (other than Banking Services Obligations as to which arrangements satisfactory to the Banking Services Provider in its sole discretion have been made).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"PDP Reserves" means the Proven Reserves which are categorized as both "developed" and "producing" under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.

"Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

"Permitted Debt" has the meaning set forth in Section 6.1.

“Permitted Holders” means Kimmeridge Energy Management Company, LLC, PGIM Fixed Income, BlackRock Financial Management, Capital Research and Management Company, Brigade Capital Management, LP, Eaton Vance Trust Corp., Ares Management LLC, Whitebox Advisors LLC, Beach Point Capital Management LP and their respective Affiliates (other than Affiliate portfolio companies).

"Permitted Investments" has the meaning set forth in Section 6.3.

“Permitted Junior Debt” has the meaning set forth in Section 6.1(m).

"Permitted Liens" has the meaning set forth in Section 6.2.

"Permitted Notes" has the meaning set forth in Section 6.1(g).

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Petition Date” has the meaning set forth in the Recitals hereto.

"Plan" means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any member of the Controlled Group has any obligation or liability (contingent or otherwise).

“Plan Effective Date” means the “Effective Date” as defined in the Plan of Reorganization.

“Plan of Reorganization” has the meaning set forth in the Recitals hereto.

"Platform" has the meaning set forth in Section 5.2.

"Pledge and Security Agreement" means the Pledge and Security Agreement among the Loan Parties and the Administrative Agent in substantially the same form as Exhibit G.

“Pre-Petition Credit Agreement” has the meaning set forth in the Recitals hereto.

“Pre-Petition RBL Lenders” means each “Lender” as defined and described in the Pre-Petition Credit Agreement.

"Pricing Grid" means the pricing information set forth in Schedule II.

"Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent's commercial or other loans are priced in relation to such rate and that such rate may not be the lowest rate of interest charged by such Lender to its customers.

“Professional Fee Escrow Account” has the meaning set forth in the Plan of Reorganization.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person, including, but not limited to, Oil and Gas Properties and Hedging Arrangements.

"Pro Rata Share" means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender's Commitment at such time to the aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Loans at such time to the total aggregate outstanding Loans at such time.

"Proven Reserves" means, at any particular time, Oil and Gas Properties classified as "Proved Reserves" as defined in the definitions for oil and gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Public Lender" has the meaning set forth in Section 5.2.

“QFC” has the meaning specified in Section 9.22.

“QFC Credit Support” has the meaning specified in Section 9.22.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Recipient" means (a) the Administrative Agent, (b) any Lender, and (c) the Issuing Lender, as applicable.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance or claim or any condemnation proceeding (or proceeding in lieu thereof), including any Casualty Event but excluding any payment in respect of business interruption insurance, to the extent business interruption coverage is maintained, relating to any asset of any Loan Party.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

"Register" has the meaning set forth in Section 9.7(c).

"Regulations T, U, and X" means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

"Related Parties" means, with respect to any Person, such Person's Affiliates and Approved Funds and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates and Approved Funds.

"Release" shall have the meaning set forth in 42 U.S.C. § 9601(22) of CERCLA.

“Relevant Debt” shall have the meaning set forth in Section 5.6(e)(iv).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

"Required Lenders" means the Lenders holding greater than 66 2/3% of the aggregate Maximum Exposure Amount; provided that, the Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

"Required Tier I Lenders" means the Tier I Lenders holding greater than 66 2/3% of the aggregate Maximum Tier I Exposure Amount; provided that, the Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tier I Lenders unless all Tier I Lenders are Defaulting Lenders.

"Reserve Report" means either an Independent Reserve Report or an Internal Reserve Report.

“Reserve Report Date” has the meaning set forth in Section 5.15.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Response" shall have the meaning set forth in 42 U.S.C. § 9601(25) of CERCLA.
"Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice President or other authorized representative of the Person as approved by such Person's board of directors or other governing body, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person's Chief Executive Officer, President, Chief Financial Officer, Vice President or other authorized representative of the Person as approved by such Person's board of managers or other governing body, and if such Person is managed by members, then a Responsible Officer of such Person's managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any

Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person's general partner or partners.
"Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property), return of capital or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions, returns of capital and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

"Restricted Subsidiary" means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Rolling Period” means for the end of any fiscal quarter, the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter.

"S&P" means Standard & Poor's Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

"Sanction" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the United States Government (including OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty's Treasury or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries is located or conducts business, (b) in which any of the proceeds of the Loans or Letters of Credit will be used, or (c) from which repayment of the Loans or Letters of Credit will be derived.

"Sanctioned Country" means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (as of the Effective Date, Cuba, Iran, North Korea, Syria and Crimea).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

"SEC" means the Securities and Exchange Commission.

"Secured Obligations" means (a) the Obligations, (b) the Banking Services Obligations, and (c) Hedge Obligations; provided, however that "Secured Obligations" of any Guarantor shall not include the Excluded Swap Obligations of such Guarantor.

"Secured Parties" means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Service Providers.

“Securities Accounts” has the meaning set forth in the Pledge and Security Agreement.

"Security Documents" means, collectively, the Mortgages, the Pledge and Security Agreement, the Transfer Letters, all Intercreditor Agreements, if any, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Loan Party or any other Person to secure the Secured Obligations.

“Senior Secured Leverage Ratio” means, at any time, the ratio of (a) the Senior Secured Net Debt of the Borrower and its Restricted Subsidiaries as of such day to (b) the Adjusted EBITDAX for the most recently ended fiscal quarter.

“Senior Secured Net Debt” means, (a) the sum of (i) the Obligations and (ii) Permitted Junior Debt (including any proposed incurrence of Permitted Junior Debt on any date of determination), minus (b) Unrestricted Cash in an amount not to exceed $50,000,000 (which such Unrestricted Cash shall not include, for the avoidance of doubt, any proposed incurrence of Permitted Junior Debt).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Solvent" means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person's Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as of that date.

"Subordination Agreement" means a Subordination Agreement in form and substance acceptable to the Administrative Agent between the Loan Parties, the Administrative Agent and an Affiliate of the Loan Parties which is the operator of any Oil and Gas Properties of the Loan Parties.

"Subsidiary" means, with respect to any Person (the "holder") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Loan Document to any "Subsidiary" or "Subsidiaries" means a Subsidiary or Subsidiaries of the Borrower.

"Swap Counterparty" means a Person who (a) is a Lender or Affiliate of a Lender on the Effective Date and is a counterparty to a Hedging Arrangement with a Loan Party, which Hedging Arrangement was in effect on the Effective Date, or (b) was a Lender or an Affiliate of a Lender at the time it entered into a Hedging Arrangement with a Loan Party as permitted by the terms of this Agreement; provided that (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by Liens under the Loan Documents only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by Liens under the Loan Documents only to the extent such obligations arise from transactions under such individual Hedging Arrangements entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

"Swap Obligation" means, with respect to any Loan Party other than the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

"Termination Event" means (a) a Reportable Event with respect to a Plan subject to Title IV of ERISA, (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan subject to Title IV of ERISA during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA or the treatment of an amendment to a Plan subject to Title IV of ERISA as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan subject to Title IV of ERISA by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA.

"Test Date" means each date that the production and hedging reports required pursuant to Section 5.2(d) are delivered, commencing with the reports delivered for the fiscal quarter ending March 31, 2021.

"Tier I Lender" means each Lender with a Pro Rata Share greater than 1.00%.

"Transfer Letters" means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit I and executed by the Borrower, any Guarantor or any of their respective Restricted Subsidiaries executing a Mortgage.

"Type" has the meaning set forth in Section 1.4.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unrestricted Cash" means, at any time, any cash or cash equivalents, marketable securities, treasury bonds or bills, certificates of deposit, investments in money market funds or commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise referenced as an asset on the balance sheet of any Loan Party; provided that the following shall not constitute Unrestricted Cash: (a) cash or cash equivalents, marketable securities, treasury bonds or bills, certificates of deposit, investments in money market funds or commercial paper held in escrow accounts established for the benefit of a Person other than a Loan Party, an Affiliate of a Loan Party, or a Subsidiary of a Loan Party and (b) amounts for which a Loan Party has issued checks or has initiated wires or ACH transfers, in any case, to another Loan Party or a Person other than a Loan Party, an Affiliate of a Loan Party, or a Subsidiary of a Loan Party but such checks, wires, or transfers have not yet been subtracted from the balance in the relevant account of the such Loan Party.

"Unrestricted Subsidiary" means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.6.

"Unused Commitment Amount" means with respect to a Lender at any time, such Lender’s Maximum Credit Amount, minus, in each case the sum of (a) the aggregate outstanding principal amount of all Loans owed to such Lender at such time plus (b) such Lender's Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.13(g).

“USD LIBOR” means the London interbank offered rate for Dollars.

"Utilization Level" means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule II, which is at any time of its determination based on the percentage obtained by dividing (a) the outstanding principal amount of the Loans and the Letter of Credit Exposure at such time by (b) the aggregate Maximum Credit Amount of all Lenders.

"Voting Securities" means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

"Wells Fargo" means Wells Fargo Bank, National Association.

"Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Equity Interests (other than any directors' qualifying shares mandated by applicable law) of which are owned, on a fully-diluted basis, by the Borrower or one or more of the Wholly-Owned Restricted Subsidiaries.

"Withholding Agent" means any Loan Party and the Administrative Agent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK

Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.3    Accounting Terms; Changes in GAAP.

(a)    All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements of the Borrower delivered to the Administrative Agent for the fiscal quarter ended September 30, 2020.
(b)    Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in the financial statements.

(d)    Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 6.16, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except (i) for any cash dividends or distributions (in each case, to the extent, and only to the extent, such dividends or distributions are comprised of net income actually earned by such Unrestricted Subsidiary) actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be Net Income to the Borrower or such Restricted Subsidiary when actually received by it and (ii) to the extent the liabilities of such Person constitute Debt.

Section 1.4    Types of Loans. Loans are distinguished by "Type". The "Type" of a Loan refers to the determination of whether such Loan is a Base Rate Loan or a Eurodollar Loan.

Section 1.5    Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references herein (or in any Loan Document) to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein (or in any Loan Document) to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein). The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.6    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.7    Rates; Eurodollar Rate Notification. The interest rate on Eurodollar Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Adjusted Base Rate) is determined by reference to Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Adjusted Base Rate). In light of this eventuality, public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.17, such Section 2.17 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower in advance, pursuant to Section 2.17, of any change to the reference rate upon which the interest rate on Eurodollar Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Adjusted Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or “Eurodollar Rate” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.17, will be similar to, or produce the same value or economic equivalence of, Eurodollar Base Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

ARTICLE 2
CREDIT FACILITIES

Section 2.1    Commitment for Loans.

(a)    Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an amount for each Lender not to exceed such Lender's Unused Commitment Amount. Each Borrowing shall, (A) if comprised of Base Rate Loans, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Loans, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and (C) in each case shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1.

(b)    Notes. The indebtedness of the Borrower to each Lender resulting from Loans owing to such Lender shall be evidenced by a Note payable to such Lender or its registered assigns if such Lender or registered assign requests such a Note.

(c)    Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof; provided further that a notice of termination or reduction of the Commitments pursuant to this section may state that such notice is conditioned upon the effectiveness of new credit facilities or other debt or equity financing, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Any reduction or termination of the Commitments pursuant to this Section 2.1(c) shall be applied ratably to each Lender's Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

Section 2.2    Borrowing Base.

(a)     Borrowing Base. The Borrowing Base in effect as of the Effective Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $500,000,000. Such Borrowing Base shall, unless otherwise adjusted in accordance with the terms of this Agreement, remain in effect until the next redetermination or reduction made pursuant to this Section 2.2. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.2(d) and is subject to periodic redetermination pursuant to Section 2.2(b), and Section 2.2(c) and reductions pursuant to Section 2.2(e) and Section 5.12.

(b)    Calculation of Borrowing Base. The Borrowing Base shall be redetermined on a semi-annual basis on or about each May 1 and November 1 as follows:

(i)    For the May 1 Borrowing Base redetermination, the Borrower shall deliver to the Administrative Agent, on or before each April 1st, beginning April 1, 2021, an Independent Reserve Report dated effective as of the immediately preceding January 1st and such other information as may be reasonably requested by the Administrative Agent or any Tier I Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Independent Reserve Report and other information, (A) the Administrative Agent shall deliver to each Tier I Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Required Tier I Lenders (or in the case of an increase to the Borrowing Base, all Tier I Lenders) shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii)    For the November 1 Borrowing Base redetermination, the Borrower shall deliver to the Administrative Agent, on or before each October 1, beginning October 1, 2021, an Internal Reserve Report dated effective as of the immediately preceding July 1st and such other information as may be reasonably requested by the Administrative Agent or any Tier I Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Internal Reserve Report and other information, (A) the Administrative Agent shall deliver to each Tier I Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Required Tier I Lenders (or in the case of an increase to the Borrowing Base, all Tier I Lenders) shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii)    In the event that the Borrower does not furnish to the Administrative Agent and the Tier I Lenders the Independent Reserve Report, Internal Reserve Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Tier I Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion, with notice of such redetermination promptly provided to the Borrower by the Administrative Agent in writing.
(iv)    Each delivery of a Reserve Report by the Borrower to the Administrative Agent and the Tier I Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Tier I Lenders that (A) the Loan Parties, own the Oil and Gas Properties specified therein with at least 95% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Reserve Report each Oil and Gas Property identified as PDP Reserves therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells ("Wells"), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Reserve Report), (C) the descriptions of quantum and nature of the record title interests of the Loan Parties, set forth in such Reserve Report include the entire record title interests of the Loan Parties in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, (D) there are no "back-in" or "reversionary" interests held by third parties which could reduce the interests of the Loan Parties in such Oil and Gas Properties except as set forth in such Reserve Report, (E) no operating or other agreement to which any Loan Party is a party or by which any Loan Party is bound affecting any part of such Oil and Gas Properties requires any Loan Party to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of any Loan Party in such portion of such Oil and Gas Properties as set forth in such Reserve Report, except in the event any Loan Party is obligated under an operating agreement to assume a portion of a defaulting party's share of costs, and (F) the Loan Parties' ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Reserve Report (i) will, after giving full effect to all Permitted Liens, afford the Loan Parties not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Reserve Report and (ii) will cause the Loan Parties to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Reserve Report, of the costs of drilling, developing and operating the wells identified in such Reserve Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in working interest with a corresponding increase in the net revenue interest in such Oil and Gas Property).

(c)    Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.2(b), from and after the effective date of the first scheduled redetermination of the Borrowing Base under Section 2.2(b)(i), (i) based on such information as the Administrative Agent and the Tier I Lenders deem relevant (but in accordance with Section 2.2(d)), the Administrative Agent shall at the request of the Required Tier I Lenders, make one additional redetermination of the Borrowing Base during the period between any two scheduled redeterminations; and (ii) based on such information as the Administrative Agent and the Tier I Lenders deem relevant (but in accordance with Section 2.2(d)), the Administrative Agent shall at the request of the Borrower, make one additional redetermination of the Borrowing Base during the period between any two scheduled redeterminations. For the avoidance of doubt, such additional redeterminations of the Borrowing Base shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement. The party requesting the redetermination under this paragraph (c) shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, no such prior written notice shall be required for any redetermination made by the Tier I Lenders during the existence of a Default. In connection with any redetermination of the Borrowing Base under this Section 2.2(c), the Borrower shall provide the Administrative Agent and the Tier I Lenders with an Independent Reserve Report or an Internal Reserve Report dated effective as of a date no more than 30 days prior to the redetermination and such other information as may be reasonably requested by the Administrative Agent or any Tier I Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.2(c) and the amount of the Borrowing Base as so redetermined.

(d)    Standards for Redetermination. Each redetermination of the Borrowing Base by the Tier I Lenders pursuant to this Section 2.2 shall be made (i) in the sole discretion of the Administrative Agent and the Tier I Lenders (but in accordance with the other provisions of this Section 2.2(d)), (ii) in accordance with the

Administrative Agent's and the Tier I Lenders' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Reserve Report or Internal Reserve Report, as applicable, or other information received by the Administrative Agent and the Tier I Lenders relating to the Proven Reserves of the Loan Parties, and (iv) based upon the estimated value of the Proven Reserves owned by the Loan Parties as determined by the Administrative Agent and the Tier I Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Tier I Lenders may also consider the business, financial condition, and Debt obligations of the Loan Parties and such other factors as the Administrative Agent and the Tier I Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Tier I Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent shall have received, at the Borrower's expense, (A) evidence of title reasonably satisfactory in form and substance to the Administrative Agent covering at least (x) 95% (by value) of the PDP Reserves and the Oil and Gas Properties relating thereto or (y) 80% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, and (B) Mortgages and such other Security Documents requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.2, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Tier I Lenders until the Borrowing Base is subsequently redetermined or reduced in accordance with this Section 2.2 and Section 5.12; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency. Notwithstanding anything herein to the contrary, (x) to the extent the redetermined Borrowing Base is less than or equal to the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by the Administrative Agent and the Required Tier I Lenders, and (y) to the extent the redetermined Borrowing Base is greater than the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by the Administrative Agent and all of the Tier I Lenders. If, however, the Administrative Agent and the Tier I Lenders or the Required Tier I Lenders, as applicable, have not approved the Borrowing Base in accordance with the preceding sentence, then the Administrative Agent shall, as soon as practicable, poll the Tier I Lenders to ascertain the highest Borrowing Base then acceptable to all of the Tier I Lenders and such amount shall become the new Borrowing Base; provided that if less than all of the Tier I Lenders agree to a proposed Borrowing Base greater than the Borrowing Base then in effect, then the Administrative Agent shall poll the Tier I Lenders to ascertain the highest Borrowing Base (which, for clarification, may be no higher than the Borrowing Base then in effect) acceptable to the number of Tier I Lenders sufficient to constitute the Required Tier I Lenders for purposes of this Section 2.2 and such amount shall become the new Borrowing Base.

(e)    Reductions to Borrowing Base.

(i)    Asset Sales. If, upon the consummation of any Asset Sale of Oil and Gas Properties, the BB Variation Amount shall exceed 5% of the most recently redetermined Borrowing Base, then the Borrowing Base in effect immediately prior to the consummation of such Asset Sale shall be reduced by the BB Value of the Oil and Gas Properties subject to such Asset Sale.

(ii)    Hedge Modifications. If, upon the novation, amendment, restructuring, unwind or other termination of any Hedging Arrangement, the BB Variation Amount shall exceed 5% of the most recently redetermined Borrowing Base, then the Borrowing Base in effect immediately prior to such novation, amendment, restructuring, unwind or termination of such Hedging Arrangement shall be reduced by the BB Value of such Hedging Arrangement.

(iii)    Debt Issuances.

(A)    Upon any issuance of Debt or any refinancing thereof (in each case, only to the extent that (i) the aggregate principal amount of such refinanced Debt results in an increase in the principal amount thereof and (ii) such issuance or refinancing of Debt is not used to repay or prepay any Permitted Junior Debt pursuant to the terms of this Agreement), in each case, in the form of Permitted Notes, the Borrowing Base shall be automatically reduced, without duplication, by an amount equal to 25% of the amount by which the aggregate principal amount of Permitted Notes outstanding after such issuance or such refinancing exceeds the aggregate principal amount of Permitted Notes outstanding immediately prior to such issuance or such refinancing.

(B)    Upon any issuance of Debt or any refinancing thereof (in each case, only to the extent that (i) the aggregate principal amount of such refinanced Debt results in an increase in the principal amount thereof and (ii) such issuance or refinancing of Debt is not used to repay or prepay any Permitted Notes pursuant to the terms of this Agreement), in each case, in the form of Permitted Junior Debt, the Borrowing Base shall be automatically reduced, without duplication, by an amount equal to 25% of the amount by which the aggregate principal amount of Permitted Junior Debt outstanding after such issuance or such refinancing exceeds the aggregate principal amount of Permitted Junior Debt outstanding immediately prior to such issuance or such refinancing.

Section 2.3    Letters of Credit.

(a)    Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, from time to time on any Business Day during the Availability Period, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Loan Party, provided that no Letter of Credit will be issued, increased, or extended:

(i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Maximum Credit Amount of all Lenders minus (2) the sum of the aggregate outstanding amount of all Loans;

(ii)    unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Maturity Date (an "Acceptable Letter of Credit Maturity Date"); provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(c), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Maturity Date;

(iii)    unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv)    unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)    unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)    unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the

International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii)    if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it;

(viii)    if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix)    if such Letter of Credit is to be denominated in a currency other than Dollars;

(x)    if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(xi)    if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract, in each case, if the Issuing Lender reasonably determines that the Borrower's obligation to reimburse any draws under such Letter of Credit may be limited.

(b)    Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile, email or other writing not later than 10:00 a.m. (Denver, Colorado time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 1:00 p.m. (Denver, Colorado time) on the requested issuance date set forth in the Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c)    Reimbursements for Letters of Credit; Funding of Participations.

(i)    With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender's demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower's obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Loan in the same amount (notwithstanding any minimum size or increment limitations on individual Loans). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Loan in the same amount and the transfer of the proceeds thereof to satisfy the Borrower's obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Loan, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Loan to the Borrower. The

Administrative Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower's failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii)    Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Loan pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender's Pro Rata Share of the amount of such Loan not later than 1:00 p.m. (Denver, Colorado time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)    If any such Lender shall not have so made its Loan available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Loan and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender's Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's Loan was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender's obligation to make the Loan pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Loan Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d)    Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.

(e)    Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)    any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)    the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)    payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f)    Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)    Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)    payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Lender's own negligence),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit, in each case of clauses (A) and (B) above, as determined by a court of competent jurisdiction by final and nonappealable judgment. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary or may refuse to accept and make payment upon such document if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)    Cash Collateral Account.

(i)    If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.5(c), Section 2.16, Section 7.2(b) or Section 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)    Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Required Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower's written request, unless such surplus amounts are otherwise required to be held in the Cash Collateral Account pursuant to the terms of this Agreement.

(iii)    Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)    Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor or the Borrower inures to the benefit of the Borrower, and that the Borrower's business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.4    Loans.

(a)    Notice. Each Borrowing, shall be made pursuant to the applicable Notice of Borrowing given by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Denver, Colorado time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Loan or (ii) 10:00 a.m. (Denver, Colorado time) on the Business Day of the proposed Borrowing in the case of a Base Rate Loan; provided that no such notice is required for Loans to the extent set forth in Section 2.3(c)(i). The Administrative Agent shall give to each Lender prompt notice of such proposed Borrowing, by facsimile, telex or electronic mail. Each Notice of Borrowing shall be by facsimile, telex, or electronic mail, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or by electronic email to the extent there is a confirmation that the notice was received), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Loans comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Loans, the requested Interest Period for each such Loan; provided that, all Borrowings to be made on the Effective Date shall consist only of Base Rate Loans which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Loans. In the case of a proposed Borrowing comprised of Eurodollar Loans, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 p.m. (Denver, Colorado time) on the date of such

Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)    Conversions and Continuations. In order to elect to Convert or continue a Loan under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent's office no later than 10:00 a.m. (Denver, Colorado time) (i) at least one Business Day in advance of the proposed conversion date in the case of a Conversion to a Base Rate Loan and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Loan. Each such Notice of Conversion or Continuation shall be in writing or by telex, facsimile, or electronic mail confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail, to the extent there is a confirmation that the notice was received), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Loan, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Loan, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Loans comprising part of the same Borrowing that are Converted to Loans of another Type shall constitute a new Borrowing.

(c)    Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)    at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Loans;

(ii)    the Borrower may not select Eurodollar Loans for any Borrowing at any time when a Default has occurred and is continuing;

(iii)    if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Loans comprising any requested Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Base Rate Loan;

(iv)    if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Base Rate Loan; and

(v)    if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will be made available to the Borrower on the date of such Borrowing as Base Rate Loans or, if an existing Loan, Convert into Base Rate Loans.

(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e)    Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's applicable Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Loans comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Loans comprising such Borrowing.

Section 2.5    Prepayments.

(a)    Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.5 and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of new credit facilities or other debt or equity financing, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Each payment of any Loan pursuant to this Section 2.5 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.16.

(b)    Optional. The Borrower may elect to prepay any of the Loans without penalty or premium except as set forth in Section 2.10 and after giving by 12:00 noon (Denver, Colorado time) (i) in the case of Eurodollar Loans, at least three Business Days' or (ii) in the case of Base Rate Loans, one Business Day's prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Loans shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (B) each optional prepayment of Base Rate Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(c)    Mandatory.

(i)    Borrowing Base Deficiency.

(A)    Other than as provided in clause (B), clause (C) or clause (D) below, if a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, (x) provide written notice to the Administrative Agent within ten days of the date such deficiency notice is received by the Borrower from the Administrative Agent, identifying which of the following actions the Borrower shall take (and in the case of option (iv) below, identifying the allocation between options (i), (ii) and (iii)), and (y) proceed to take such actions (and the failure of the Borrower to provide such notice or take such actions within the time periods specified to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

(i)    prepay Loans or, if the Loans have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(ii)    pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and each of the Tier I Lenders such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(iii)    repay the Loans and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in three monthly installments equal to one-third of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment; or

(iv)    combine the options provided in clause (i), clause (ii) or clause (iii) above, to make such prepayment or deposit and deliver such additional Collateral within the time required under clause (i), clause (ii) or clause (iii) above.

(B)    If, during the existence of a Borrowing Base Deficiency, any Loan Party (or the Administrative Agent as loss payee or assignee) receives Extraordinary Receipts, whether as one payment or a series of payments, then the Borrower shall, within three Business Days after receipt of such proceeds, prepay the Borrowings and provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such proceeds.

(C)    Upon each reduction of the Borrowing Base, if any, resulting from a Borrowing Base redetermination made under Section 5.12 or a Borrowing Base reduction made under Section 2.2(e), if a Borrowing Base Deficiency exists, then the Borrower shall immediately prepay the Loans or, if the Loans have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (i) such portion of the Borrowing Base Deficiency resulting from such reduction plus (ii) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (x) the Net Cash Proceeds of the transaction that triggered such Borrowing Base reduction and (y) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

(D)    If, during the existence of a Borrowing Base Deficiency, (A) any Equity Interests are issued by Borrower or any Restricted Subsidiary (other than the issuance of Equity Interests in any Restricted Subsidiary to any Loan Party), (B) any Person shall make any cash contribution to the capital of any Loan Party (other than contributions by any Loan Party to the capital of any Restricted Subsidiary), or (C) any Asset Sale or Recovery Event occurs then the Borrower shall, within three Business Days after receipt of such proceeds, prepay the Borrowings and provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of the Net Cash Proceeds received from such event.

(E)    The failure of the Borrower to provide a notice of its election within the required 10 days as required in clause (i)(A) above shall be deemed to be an election by the Borrower to take the actions provided in clause (i)(A)(i) above.

(ii)    If, during the existence of a Default or Event of Default, (A) any Equity Interests are issued by Borrower or any Restricted Subsidiary (other than the issuance of Equity Interests in any Restricted Subsidiary to any Loan Party), (B) any Debt (excluding any Debt permitted pursuant to Section 6.1) is incurred by Borrower or any Restricted Subsidiary, (C) any Person shall make any cash contribution to the capital of any Loan Party (other than contributions by any Loan Party to the capital of any Restricted Subsidiary), or (D) any Asset Sale or Recovery Event occurs, then the Borrower shall, within three Business Days after receipt of such proceeds, prepay the Borrowings and provide cash collateral for the

Letter of Credit Exposure, in an aggregate amount equal to 100% of the Net Cash Proceeds received from such event.

(iii)    Excess Cash. If, at any time when (A) the aggregate outstanding principal amount of all Loans owed to any Lender plus (B) the aggregate Letter of Credit Exposure is greater than zero, the Consolidated Cash Balance exceeds the Consolidated Cash Balance Limit as of the end of the last Business Day of any calendar week, then the Borrower shall, on the immediately following Consolidated Cash Sweep Date, prepay the Loans in an aggregate principal amount equal to such excess, and, if any excess remains after prepaying all of the Loans as a result of the Letter of Credit Exposure, Cash Collateralize the Letter of Credit Exposure in an amount equal to such excess to be held as Cash Collateral up to an amount equal to such Letter of Credit Exposure. Each prepayment under this Section 2.5(c)(iii) shall be applied first to Base Rate Loans and then to Eurodollar Loans. Notwithstanding anything in Section 9.3 to the contrary, the requirements set forth in this clause (c)(iii) may be waived by the Majority Lenders.

(d)    Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(c), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Loans to the extent, if any, that the aggregate unpaid principal amount of all Loans plus the Letter of Credit Exposure exceeds the aggregate Maximum Credit Amount of all Lenders.
(e)    Interest; Costs; Application. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 (other than prepayments made to a Defaulting Lender) as a result of such prepayment being made on such date. Unless otherwise stated herein, each prepayment under this Section 2.5 shall be applied to the Loans as determined by the Administrative Agent and agreed to by the Tier I Lenders in their sole discretion.

Section 2.6    Repayment. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Loans on the Maturity Date.

Section 2.7    Fees.

(a)    Commitment Fees. Subject to Section 2.16, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the Commitment Fee Rate on the average daily Unused Commitment Amount for such period. Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year and on the Maturity Date.
(b)    Fees for Letters of Credit. The Borrower agrees to pay the following:

(i)    Subject to Section 2.16, to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Loans per annum on the face amount of such Letter of Credit, and (B) $500 per Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date. Notwithstanding anything to the contrary contained herein, (1) while any Event of Default under Section 7.1(a) or Section 7.1(g) exists, or (2) at the request of the Majority Lenders, while any other Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(ii)    If there are two or more Lenders, to the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $500. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii)    To the Issuing Lender, such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender's then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c)    Administrative Agent Fee. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Fee Letters.

Section 2.8    Interest.

(a)    Base Rate Loans. Each Base Rate Loan shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender's Base Rate Loans on each March 31, June 30, September 30, and December 31 commencing on March 31, 2021, and on the Maturity Date.

(b)    Eurodollar Loans. Each Eurodollar Loan shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender's Eurodollar Loans on the last day of the Interest Period therefor (provided that for Eurodollar Loans with Interest Periods of six months or more, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Loan is repaid, and on the Maturity Date.

(c)    Default Rate. Notwithstanding the foregoing, upon (i) the occurrence and during the continuance of any Event of Default pursuant to Section 7.1(a) or Section 7.1(g), or (ii) at the request of the Majority Lenders upon the occurrence and during the continuance of any other Event of Default, all amounts outstanding shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.9    Illegality. If any Lender shall notify the Borrower that it has determined that any Change in Law has made it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Loans of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 12:00 noon (Denver, Colorado time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Loan or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Loans of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Loan to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Loans prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10    Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.12(a), Section 2.14(b), or Section 2.16) of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of any Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Loans made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 2.11    Increased Costs.

(a)    Eurodollar Loans. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender or Issuing Lender becomes party hereto.

(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12    Payments and Computations.

(a)    Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b)    Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (Denver, Colorado time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.9, Section 2.10, Section 2.11, Section 2.13, Section 2.14, and Section 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender's applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c)    Non‑Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)    Computations. All computations of interest for Base Rate Loans when the Adjusted Base Rate is determined by reference to the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e)    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(f)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.2(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.2(b).

Section 2.13    Taxes.

(a)    Defined Terms. For purposes of this Section 2.13, the term "Lender" includes any Issuing Lender and the term "applicable law" includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), Section 2.13(g)(ii)(B) and Section 2.13(g)(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding

Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Administrative Agent Documentation. On or before the date that the Administrative Agent (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) IRS Form W-9, or (ii) (A) an IRS Form W-8ECI with respect to amounts it receives on its own account, (B) an IRS Form W-8IMY (or successor form) with respect to all other payments, or (C) such other forms or documentation, in each case as will establish that it is exempt from U.S. withholding Taxes, including Taxes imposed by FATCA.

(j)    Survival. Each party's obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.13) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.7;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Legal Requirements; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.15    Cash Collateral. At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest (subject to Permitted Liens arising by operation of law) in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided (other than Permitted Liens arising by operation of law), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within two Business Days following the written request by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of

Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral (including following any subsequent reallocation among Non-Defaulting Lenders pursuant to Section 2.16(a)(iv)); provided that, subject to Section 2.16 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents to the extent such Loan Documents require such Cash Collateral to be subject to such security interest.

Section 2.16    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders, Required Lenders, Majority Tier I Lenders or Required Tier I Lenders, as applicable.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate outstanding amount of all Loans of any Non-Defaulting Lender plus the Letter of Credit Exposure of such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Maximum Credit Amount. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will either have no Fronting Exposure after giving effect thereto or that the related Fronting Exposure will be covered by Cash Collateral provided pursuant to Section 2.15 or Section 2.16(a)(ii), the reallocation described in Section 2.16(a)(iv), or a combination of the foregoing.

Section 2.17    Benchmark Replacement Setting.

(a)

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Arrangement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate, or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1    Conditions Precedent to Effectiveness. The rights and obligations under this Agreement (including the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder) shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 9.3):

(a)    Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)    this Agreement and all Exhibits and Schedules hereto and the Notes, if requested by the applicable Lenders, payable to each applicable Lender or its registered assigns;

(ii)    the Guaranty executed by all Restricted Subsidiaries of the Borrower existing on the Effective Date;

(iii)    the Pledge and Security Agreement executed by each Loan Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Pledge and Security Agreement, including, but not limited to, a pledge by the Borrower and Guarantors of any rights, title or interest in the Equity Interest owned by the Borrower and Guarantors, together with any pledged stock or membership interest certificates and pledged notes or instruments, in each case with instruments of transfer in form and substance acceptable to the Administrative Agent and granting the Administrative Agent an Acceptable Security Interest in such Equity Interests, notes or instruments, as applicable;

(iv)    the Mortgages encumbering not less than 95% (by value) of the Loan Parties' Proven Reserves described in the Initial Internal Reserve Report (but excluding any "buildings" or "structures" as described in Regulation H of the Federal Reserve Board that are not material to the operations of the Oil and Gas Properties comprising such Proven Reserves);

(v)    certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower's and its Restricted Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vi)    a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date, (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 and in Section 3.2 have been met;

(vii)    a certificate from a Responsible Officer of each Loan Party certifying such Person's (A) officers' incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals other than the Confirmation Order, if any, with respect to the Loan Documents to which such Person is a party;

(viii)    certificates of good standing for each Loan Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date, or (B) otherwise effective on the Effective Date;

(ix)    a legal opinion of Kirkland & Ellis LLP as outside counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent;

(x)    a legal opinion of Carleton Gotlin Law PC, as local Colorado and Wyoming counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent;

(xi)    a reasonably satisfactory Initial Internal Reserve Report (it being agreed that the reserve report dated as of October 1, 2020 previously provided by the Borrower to the Administrative Agent is reasonably satisfactory);

(xii)    Subject to Section 5.16(c), Account Control Agreements executed by the relevant Loan Party, the Administrative Agent and the depositary bank, securities intermediary or commodity intermediary, as applicable, in form and substance acceptable to the Administrative Agent and creating an Acceptable Security Interest in each Deposit Account, Securities Account and Commodity Account owned by the Loan Parties, in each case, other than Excluded Accounts; and

(xiii)    such other documents, governmental certificates, agreements, lien release, UCC-3 financing statements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)    Consents; Authorization; Conflicts. The Loan Parties shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which such Loan Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Loan Parties shall have received all material consents, licenses and approvals required in connection with the continued operation of the Loan Parties, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)    Representations and Warranties. The representations and warranties contained in Article 4 and in each other Loan Document shall be true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Effective Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date.

(d)    Fee Letters. The Borrower shall have executed and delivered the Fee Letters.
(e)    Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other credit agreement, or any transaction contemplated hereby or thereby or (ii) which in the reasonable judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f)    Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports previously provided to the Borrower or any of the other Loan Parties or otherwise previously conducted on the Borrower's or its Restricted Subsidiaries' respective Oil and Gas Properties (including all available (i) Phase I Environmental Site Assessment Reports and (ii) Phase II Environmental Site Assessment Reports, if any), and such other available reports, audits or certifications as it may reasonably request.

(g)    Material Adverse Change. Since June 14, 2020, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change. For purposes of this Section 3.01(g) only, “Material Adverse Change” means, other than the filing of the Cases and any judgments entered after the filing of the Cases with respect to litigation pending upon the filing of the Cases, if any, a material adverse change (i) in the business, assets (including Oil and Gas Properties), condition (financial or otherwise), or operations of the Borrower, individually or the Loan Parties, taken as a whole; (ii) on any Loan Party's ability to perform its obligations under, or to consummate the transactions contemplated by, the Plan of Reorganization; or (iii) on the Loan Parties' ability, as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Plan of Reorganization.

(h)    No Default. No Default shall have occurred and be continuing.

(i)    Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from the Vice President of Finance, Chief Financial Officer or Chief Accounting Officer of the Borrower certifying that, after giving pro forma effect to the transactions on the Effective Date, including each Loan Party’s exit from the Cases in accordance with the Plan of Reorganization, and after giving effect to the initial Borrowings made hereunder on the Effective Date and the issuance (or deemed issuance) of the Letters of Credit issued on or as of the Effective Date, on a consolidated basis, the Borrower and its Restricted Subsidiaries are Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j)    Delivery of Financial Statements. The Administrative Agent shall have received (i) true and correct copies of satisfactory consolidated unaudited financial statements for the Borrower and its Restricted Subsidiaries for the fiscal quarter ended September 30, 2020 and (ii) a pro forma unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the Effective Date (as if the Effective Date had occurred on the last date of the most recently ended fiscal quarter for which financial statements are available), after giving effect to the making of the initial extensions of credit under this Agreement (including the issuance or deemed issuance of any Letters of Credit), the application of the proceeds thereof and to the other transactions contemplated to occur on the Effective Date, certified by the President, Chief Financial Officer, Vice President of Finance or Chief Accounting Officer of the Borrower, which shall reflect no Debt other than the Obligations and Permitted Debt.

(k)    Budget. The Administrative Agent shall have received and be reasonably satisfied with (i) the business plan and budget of the Loan Parties for each fiscal year through and including the year ending December 31, 2024, beginning with the year ending December 31, 2021, and (ii) projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its Restricted Subsidiaries, for each fiscal year through and including the year ending December 31, 2024, beginning with the year ending December 31, 2021, on a quarterly basis.

(l)    Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries or 95% of the present discounted value of the Borrower's and Guarantors' PDP Reserves and, in each case, the Oil and Gas Properties relating thereto as determined by the Administrative Agent in its sole discretion.

(m)    Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower, dated as of the Effective Date.

(n)    Notices of Borrowing. To the extent that the Borrower will borrow on the Effective Date, the Administrative Agent shall have received Notices of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(o)    USA Patriot Act and Beneficial Ownership. (i) The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations, and (ii) the Borrower shall have delivered to the Administrative Agent, and to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least three (3) Business Days prior to the Effective Date.

(p)    Capital Structure. The capital and ownership structure and the equityholder arrangements of the Borrower and its Restricted Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(q)    Due Diligence. The Administrative Agent shall have completed and be reasonably satisfied with the corporate (or other organizational), environmental and financial due diligence of the Loan Parties and its Affiliates. The Administrative Agent shall have reviewed and be reasonably satisfied with the Material Contracts and agreements (including any hedging contracts, oil and gas sales and management contracts, and transportation contracts) of the Loan Parties.

(r)    Lien Searches. The Administrative Agent shall have received customary UCC, tax and judgment searches with respect to the Borrower and the other Loan Parties in its jurisdiction of formation or incorporation, as applicable, and any other jurisdiction reasonably requested by the Administrative Agent.

(s)    Lease Operating Statements. The Administrative Agent shall have received lease operating statements in form and substance satisfactory to the Administrative Agent with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries for the fiscal year ended December 31, 2019 and for each fiscal quarter thereafter ending at least 45 days prior to the Effective Date.

(t)    Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Section 2.7(c) and Section 9.1 and any other provision of a Loan Document.

(u)    Plan of Reorganization and Confirmation Order. The (i) terms of the Plan of Reorganization shall be reasonably satisfactory to the Administrative Agent and the Required Lenders (it being understood that the Plan of Reorganization attached hereto as Exhibit K is reasonably satisfactory to the Administrative Agent and the Required Lenders), and (ii) the Bankruptcy Court shall have entered the Confirmation Order approving the Plan of Reorganization, which such order shall be reasonably satisfactory to the Administrative Agent and the Required Lenders, and such order shall have become a final order of the Bankruptcy Court and shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Arranger, the Administrative Agent, or the Lenders or the treatment contemplated by the Plan of Reorganization to (x) the Pre-Petition RBL Lenders or (y) the DIP Lenders.

(v)    Net Leverage Ratio. The Administrative Agent shall have received evidence reasonably satisfactory to it that, after giving pro forma effect to any Borrowing, the issuance (or deemed issuance) of any Letter of Credit, or any other extension of credit on the Effective Date, the application of the proceeds thereof, and to the transactions occurring on the Effective Date, the Net Leverage Ratio as of the Effective Date is less than or equal to 1.50 to 1.00; provided that, solely for the calculation of Net Leverage Ratio under this Section 3.1(v), Adjusted EBITDAX shall be calculated based on the twelve month period ending September 30, 2020.

(w)    Consummation of the Plan. The Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the Plan Effective Date shall have been (or concurrently with the Effective

Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

(x)    Availability. After giving pro forma effect to any Borrowing, the issuance (or deemed issuance) of any Letter of Credit, or any other extension of credit on the Effective Date, the application of the proceeds thereof, and to the transactions occurring on the Effective Date, Availability shall not be less than 20% of the initial Borrowing Base in effect on the Effective Date.

(y)    Equity Contribution. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower shall have received a cash equity contribution on or about the Effective Date in an amount no less than $200,000,000.

(z)    Contracts. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and each Restricted Subsidiary shall have successfully renegotiated its gathering, transportation and processing contracts on terms no less favorable, taken as a whole, than the terms assumed in the Initial Internal Reserve Report provided to the Administrative Agent pursuant to Section 3.1(a)(xi) as determined by the Administrative Agent in its sole discretion.

(aa)    Repayment of Pre-Petition Debt. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all loans and other obligations under, and the agreements in respect of, each of the Pre-Petition Credit Agreement and the DIP Credit Agreement are being repaid or otherwise satisfied in full and terminated in a manner consistent with the Plan of Reorganization, other than Existing Letters of Credit deemed issued under this Agreement on the Effective Date, and (ii) the Liens securing the obligations under each of the Pre-Petition Credit Agreement and the DIP Credit Agreement are being released substantially contemporaneously with the Effective Date. After giving effect to the transactions on the Effective Date, the Borrower and its Restricted Subsidiaries shall have no Debt other than (A) the Obligations and (B) any other Permitted Debt. The Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens on the assets of the Borrower and the Restricted Subsidiaries (other than Permitted Liens) have been, or will be concurrently with the initial funding of the Loans or other extensions of credit under this Agreement on the Effective Dave, released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower and its Restricted Subsidiaries, as applicable.

(bb)    Confirmation of Commitment Letter and Fee Letters. An order of the Bankruptcy Court (which can include the Confirmation Order), in form and substance reasonably satisfactory to the Administrative Agent, shall have been entered approving the Commitment Letter, dated as of November 10, 2020, among the Borrower, the Administrative Agent, the Arranger, and each Lender and the Fee Letters (including the fees set forth in the Fee Letters and specifically providing for the right to receive all amounts due and owing, including indemnification obligations, the fees and other payments as set forth therein, and reimbursement of all reasonable cost and expenses incurred in connection with the transactions contemplated therein and as set forth therein and which, indemnification and reimbursement obligations shall be entitled to priority as administrative expense claims under Section 503(b) and 507(a)(1) of title 11 of the Bankruptcy Code) and such order shall have become a final order of the Bankruptcy Court (unless waived in writing by the Administrative Agent and the Required Lenders), which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner.

Section 23.2    Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including any deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.16, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a)    Representations and Warranties. As of the date of the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, the representations and warranties made by any Loan Party or any officer or employee of any Loan Party contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit and the making of such Loan or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b)    Event of Default. As of the date of the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, no Default or Event of Default shall exist, and the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit would not cause a Default or Event of Default.

(c)    Material Adverse Change. At the time of and immediately after giving effect to the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(d)    Governmental Approval; Litigation. As of the date of the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit shall not conflict with any governmental requirement and no litigation shall be pending or threatened that seeks to enjoin the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit.

(e)    Excess Cash. At the time of and immediately after giving effect to such Borrowing or such issuance, increase, renewal or extension of any Letter of Credit, as applicable, the Consolidated Cash Balance does not exceed the Consolidated Cash Balance Limit.

(f)    Notice of Borrowing. The receipt by the Administrative Agent of a Notice of Borrowing in accordance with Section 2.4(a) or a request for a Letter of Credit (including an increase, renewal or extension of a Letter of Credit) in accordance with Section 2.3(b), as applicable.

(g)    Deemed Representation and Warranty. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, and (iii) the issuance, increase, renewal or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, renewal or extension of such Letter of Credit, as applicable, that each of the foregoing conditions precedent set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d) and Section 3.2(e) has been met.

Section 3.3    Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and Section 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowings.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Loan Party hereto represents and warrants as follows:

Section 4.1    Organization. Each Loan Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Loan Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Loan Party's type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2    Authorization. The execution, delivery, and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the transactions contemplated thereby (a) are within such Loan Party's powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Loan Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Loan Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained, except to the extent that the failure to obtain such authorization, approval or other action by such Governmental Authority could not be reasonably expected to result in a Material Adverse Change. At the time of each Loan or the issuance, renewal, extension or increase of each Letter of Credit, such Loan and the use of the proceeds of such Loan or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower's corporate powers, have been duly authorized by all necessary action and do not contravene (i) the Borrower's certificate of incorporation, formation or partnership, or its by-laws, partnership agreement or limited liability company agreement, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower (except where such contravention could not reasonably be expected to result in a Material Adverse Change), will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained or provided, except to the extent that the failure to obtain such authorization, approval or other action by such Governmental Authority could not be reasonably expected to result in a Material Adverse Change.
Section 4.3    Enforceability. The Loan Documents have each been duly executed and delivered by each Loan Party that is a party thereto and each Loan Document constitutes the legal, valid, and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4    Financial Condition.
(a)    The Borrower has delivered to the Administrative Agent unaudited consolidated financial statements for the Borrower and its Subsidiaries dated as of September 30, 2020 for the fiscal quarter ended thereon. The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)    Since the Effective Date, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5    Title; Ownership and Liens; Real Property. Each Loan Party (a) has good and defensible title to all of its Oil and Gas Properties in all material respects, free and clear of all Liens except for Permitted Liens, and (b) has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens. None of the Property owned by a Loan Party is subject to any Lien except Permitted Liens.

Section 4.6    True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Restricted Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading. There is no fact known to any officer of any Loan Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by or on behalf of any Loan Party, were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. As of the Effective Date, all of the information included in the Beneficial Ownership Certification delivered on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct.

Section 4.7    Litigation.

(a)    There are no actions, suits, or proceedings pending or, to any Loan Party's knowledge, threatened against any Loan Party, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Loan Party, threatened action or proceeding instituted against any Loan Party which seeks to adjudicate any Loan Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)    The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 4.8    Compliance with Agreements; No Defaults.

(a)    No Loan Party is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. No Loan Party is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Loan Party is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Loan Parties, no Loan Party is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Restricted Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.9    Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Loan Party nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which a Loan Party or a member of the Controlled Group has incurred any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, no Loan Party nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Restricted Subsidiary has received notice that any Multiemployer Plan is insolvent. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Loan Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Restricted Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Restricted Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10    Environmental Condition.
(a)    Permits, Etc. Each Loan Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or, to the Loan Parties' knowledge, threatened Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)    Certain Liabilities. To the Loan Parties' knowledge, none of the present or previously owned or operated Property of any Loan Party, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws, which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Loan Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances, Hazardous Wastes or Oil and Gas Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)    Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Restricted Subsidiaries or any of the Borrower's or such Restricted Subsidiary's former Subsidiaries on any of their presently or formerly owned or operated Property, except for (x) such failure to properly file notices and (y) such failure to take further action which, in each case (x) and (y), could not be reasonably expected to cause a Material Adverse Change, and (ii) the present and, to the Loan Parties' knowledge, future liability, if any, of the Borrower or of any Restricted Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11    Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6. As of the Effective Date, all Subsidiaries of the Borrower are Restricted Subsidiaries.

Section 4.12    Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13    Taxes. All federal income tax returns and other material tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Loan Party have been filed with the appropriate Governmental Authorities and are proper and accurate (in all material respects), and all Taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP.

Section 4.14    Permits, Licenses, etc. Each Loan Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Loan Party manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15    Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 6.6. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16    Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Loan Parties, are in good working order and condition, normal wear and tear excepted. Neither the business nor the Oil and Gas Properties or material Properties of the Loan Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. The Loan Parties own no real property (other than Oil and Gas Properties) which either (x) is material to the operations of the Loan Parties or (y) has a fair market value in excess of $10,000,000, except as (a) is set forth on Schedule 4.16, (b) is disclosed on a schedule to the Borrowing Base Certificate delivered pursuant to Section 5.2(c)(iv), or (c) has been acquired since the delivery of the previous Borrowing Base Certificate.

Section 4.17    Insurance. Each of the Loan Parties carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts, with such deductibles and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18    Security Interest. Each Loan Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19    Sanctions.

(a)    No Loan Party, or any director or officer of a Loan Party, nor to the knowledge of any Loan Party, (i) any agent or representative thereof acting on behalf of a Loan Party, (ii) any advisor or employee of a Loan Party, or (iii) any Affiliate of any Loan Party, (A) is currently the subject or target of any Sanctions, (B) is a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) to the knowledge of any Loan Party, is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, any Sanctions by a governmental authority that enforces Sanctions or (E) directly or indirectly derives revenues from investments in, or transactions with Sanctioned Persons. No proceeds of any Loan will be used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of their respective directors, officers, employees and agents in violation of Section 6.23.

(b)    Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such Loan Party and its respective directors, officers, employees, and agents with all applicable Sanctions.

(c)    Each Loan Party and, to the knowledge of the Borrower, the directors, officers, employees, agents and Affiliates of each Loan Party, are in compliance with all applicable Sanctions.

Section 4.20    Solvency. Before and after giving effect to the making of each Loan and the issuance, increase, renewal, extension or amendment of each Letter of Credit, the Borrower and its consolidated Restricted Subsidiaries are, when taken as a whole, Solvent.

Section 4.21    Gas Contracts. Except as disclosed in writing to the Administrative Agent in connection with the most recently delivered Reserve Report, or as set forth on Schedule 4.21 as of the date hereof, no Loan Party (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower's and its Restricted Subsidiaries' Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.22    Liens, Leases, Etc. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions to the extent required by the Loan Documents other than the recording and filing of the Mortgages. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower's knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.23    Hedging Agreements. Schedule 4.23 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedging Arrangements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.24    Material Agreements. Schedule 4.24 sets forth a complete and correct list, as of the date of this Agreement, of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.23) providing for, evidencing, securing or otherwise relating to any Debt of the Loan Parties in excess of $10,000,000 individually or in the aggregate, and all obligations of the Loan Parties to issuers of surety or appeal bonds issued for account of any Loan Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.24 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of the Loan Parties in excess of $10,000,000. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

Section 4.25    Restriction on Liens. Except for restrictions with respect to granting Liens set forth in agreements related to Debt permitted by Section 6.1(d), none of the Loan Parties is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Secured Parties on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 4.26    Location of Business and Offices. The Borrower's jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Extraction Oil & Gas, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 5530857 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 6.7(c) in accordance with Section 9.9). The Borrower's principal place of business and chief executive offices are located at the address specified in Schedule I (or as set forth in a notice delivered pursuant to Section 6.7(c) and Section 9.9).

Section 4.27    Anti-Corruption Laws. No Loan Party, or to the knowledge of any Loan Party, any advisor, director, officer, agent, representative, employee or Affiliate of the Loan Parties, is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws by a governmental authority that enforces any Anti-Corruption Laws. Each Loan Party and, to the knowledge of the Borrower, the directors, officers, employees, agents and Affiliates of each Loan Party, is in compliance with all Anti-Corruption Laws in all material respects. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such Loan Party and its respective directors, officers, employees and agents with all Anti-Corruption Laws.

Section 4.28    Anti-Money Laundering Laws. No Loan Party, or to the knowledge of any Loan Party, any advisor, director, officer, agent, employee or Affiliate of the Loan Parties, is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Money Laundering Laws by a governmental authority that enforces Anti-Money Laundering Laws. Each Loan Party and, to the knowledge of the Borrower, the directors, officers, employees, agents and Affiliates of each Loan Party, is in compliance with all Anti-Money Laundering Laws in all material respects. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such Loan Party and its respective directors, officers, employees and agents with all Anti-Money Laundering Laws.

Section 4.29    Qualified ECP Guarantor. The Borrower is a Qualified ECP Guarantor.

Section 4.30    Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE 5
AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Loan Party agrees to comply with the following covenants.

Section 5.1    Organization. Each Loan Party shall preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7.

Section 5.2    Reporting.

(a)    Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days (or if an earlier date is required by Permitted Junior Debt, Permitted Notes, any other Debt which is outstanding in a principal amount of at least $10,000,000 or applicable law, such earlier date) after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2020), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)    Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 60 days (or if an earlier date is required by Permitted Junior Debt, Permitted Notes, any other Debt which is outstanding in a principal amount of at least

$10,000,000 or applicable law, such earlier date) after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending December 31, 2020), consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholder's equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (subject only to normal year-end audit adjustments and the absence of footnotes), such consolidated and consolidating statements to be certified by the Chief Executive Officer, Chief Financial Officer, Vice President of Finance or Chief Accounting Officer of the Borrower as (i) fairly presenting, in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(c)    Oil and Gas Reserve Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent:

(i)    For the May 1 Borrowing Base redetermination, as soon as available but in any event on or before April 1 of each year (beginning April 1, 2021), an Independent Reserve Report dated effective as of the immediately preceding January 1st;

(ii)    For the November 1 Borrowing Base redetermination, as soon as available but in any event on or before October 1 of each year (beginning October 1, 2021), an Internal Reserve Report dated effective as of the immediately preceding July 1st;

(iii)    Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(iv)    With the delivery of each Reserve Report, a certificate from a Responsible Officer (a "Borrowing Base Certificate") of the Borrower certifying that, to the best of his or her knowledge and in all material respects: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties which are classified as Proven Reserves have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (D) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are pledged as Collateral for the Obligations, (E) attached to the certificate is a list of any real property other than Oil and Gas Properties acquired since the delivery of the previous Reserve Report which is either (i) material to the operations of the Loan Parties, or (ii) has a fair market value in excess of $10,000,000, and (F) except as set forth on an exhibit to the certificate, the Borrower and its Subsidiaries have not entered into (i) any new gathering, transportation or processing contracts or agreements which would individually or in the aggregate constitute Material Contracts or (ii) any material amendments or modifications to any existing gathering, transportation or processing contracts or agreements that constitute Material Contracts, in each case since the delivery of the previous Borrowing Base Certificate and attaching thereto copies of each such Material Contract or material amendment or modification thereto.

(d)    Lease Operating Expenses, Production and Hedging Reports. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and Section 5.2(b) above, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i)

covering each of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and detailing on a monthly basis (A) the lease operating statements showing the production, revenue, and price information and associated operating expenses for each such month, (B) any changes to any producing reservoir, production equipment, or producing well during each such month, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of the Borrower's or any Restricted Subsidiaries' Oil and Gas Properties during each such month, and (ii) setting forth a true and complete list of all Hedging Arrangements of the Borrower and its Restricted Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement, and comparing actual production volumes for such periods to the notional volumes covered by such Hedging Arrangement for such periods; provided that, such required listing of any credit support agreements shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement, and (iii) certifying the Borrower's compliance with Section 6.15 hereof;

(e)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and Section 5.2(b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the President, Chief Financial Officer, Vice President of Finance or Chief Accounting Officer of the Borrower, commencing with the fiscal quarter ended March 30, 2021.

(f)    Business Plan; Annual Budget. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) above, the Borrower shall provide to the Administrative Agent a business and financial plan for the Borrower and its Restricted Subsidiaries, including an annual operating, capital and cash flow budget for the current fiscal year, including projected production volumes during such period;

(g)    Defaults. The Loan Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after knowledge thereof, a notice of each Default or Event of Default known to the Responsible Officer of the Borrower or to any of its Restricted Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Loan Parties have taken and proposes to take with respect thereto;

(h)    Other Creditors. The Loan Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement;

(i)    Litigation. The Loan Parties shall provide to the Administrative Agent promptly after the commencement thereof, and in any event no later than 5 days after, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Restricted Subsidiaries or any of their respective assets that has a stated claim for damages in excess of $10,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Restricted Subsidiaries in excess of $10,000,000;
(j)    Environmental Notices. Promptly upon, and in any event no later than 5 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Loan Party, the Loan Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $10,000,000, (ii) concerning any action or omission on the part of any of the Loan Parties or any of their former Subsidiaries in connection with Hazardous Waste, Oil and Gas Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $10,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances, Hazardous Waste or Oil and Gas Waste and such action or clean-up could reasonably be expected to exceed $10,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing by a Governmental Authority pursuant to any Environmental Law of a Lien upon, against or in connection with the Borrower, any Restricted Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(k)    Material Adverse Changes. The Loan Parties shall provide to the Administrative Agent prompt written notice of any event, development or circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(l)    Termination Events. As soon as possible and in any event (i) within 30 days after any Loan Party or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event has occurred, and (ii) within 10 days after any Loan Party or any member of the Controlled Group knows or has reason to know that any other Termination Event has occurred, the Loan Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(m)    Termination of Plans. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any member of the Controlled Group from the PBGC, the Loan Parties shall provide to the Administrative Agent copies of each notice received by any Loan Party or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n)    Other ERISA Notices. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any member of the Controlled Group from a Multiemployer Plan sponsor, the Loan Parties shall provide to the Administrative Agent a copy of each notice received by any Loan Party or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on any Loan Party or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by a Loan Party, the Loan Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p)    Disputes; etc. The Loan Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Loan Party, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Loan Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $10,000,000;

(q)    Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(r)    Purchasers of Production. Promptly upon request, the Loan Parties shall provide to the Administrative Agent a list of all Persons disbursing proceeds to the Borrower or any other Loan Party from its Oil and Gas Properties;

(s)    SEC Reporting. (i) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (ii) promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC

(or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(t)    Beneficial Ownership. The Borrower shall (i) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide to the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation;

(u)    Consolidated Cash Balance Report. On any Consolidated Cash Sweep Date on which the Borrower is required to prepay the Loans in accordance with Section 2.5(c)(iii), a report in form reasonably satisfactory to the Administrative Agent detailing the Consolidated Cash Balance as of the last Business Day of the immediately preceding calendar week and the amount prepaid certified by a Responsible Officer of the Borrower; and

(v)    Other Information. Promptly upon request, the Loan Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), Section 5.2(b) or Section 5.2(s) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 9.9; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the "Platform") and (ii) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, means that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.8); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

Section 5.3    Insurance.

(a)    Each Loan Party shall carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and acceptable to the Administrative Agent and with reputable insurers acceptable to the Administrative Agent.

(b)    Copies of all policies of insurance or certificates thereof covering the property or business of the Loan Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender's loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days' (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.
(c)    If at any time the area in which any improved real property constituting Collateral is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Restricted Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)    Notwithstanding Section 2.5(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e)    In the event that any insurance proceeds are paid to any Loan Party in violation of clause (d), such Loan Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Loan Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4    Compliance with Laws. Each Loan Party shall comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Loan Party and maintain all related permits necessary for the ownership and operation of each Loan Party's Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in at least 95% by value (or if an Event of Default exists and is continuing, 100% by value) of the Proven Reserves attributable to the Borrower's and its Restricted Subsidiaries' Oil and Gas Properties.

Section 5.5    Taxes. Each Loan Party shall pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6    New Subsidiaries.

(a)    Subject to Section 6.21, any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by the Borrower as an Unrestricted Subsidiary in accordance with the terms of Section 5.6(b). With respect to each new Restricted Subsidiary formed or acquired (or, subject to Section 6.21, an Unrestricted Subsidiary designated as a Restricted Subsidiary) after the Effective Date, the Borrower shall deliver to the Administrative Agent (i) prompt written notice of the formation or designation of such Restricted Subsidiary and all applicable "know your customer", Patriot Act information and other information described in item (e) of Schedule III and (ii) each of the other items set forth in Schedule III attached hereto within the time requirements set forth in Schedule III.

(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if the Administrative Agent and Majority Lenders have provided prior written consent to such designation. For purposes of the foregoing, the designation of a Person as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Unrestricted Subsidiaries. Except as provided in this Section 5.6(b), no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary.
(c)    Notwithstanding anything herein to the contrary, at no time shall any Subsidiary be an Unrestricted Subsidiary if it is a "restricted subsidiary" for purposes of any indenture, credit agreement or similar agreement that contains the concept of "restricted" and "unrestricted" subsidiaries or otherwise provides a guarantee of, or provides collateral security for, the obligations thereunder.

(d)    In the case of the acquisition, formation or designation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Debt and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

(e)    The Borrower:

(i)    will cause the management, business and affairs of each Loan Party to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Loan Parties to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Loan Parties;

(ii)    will cause each Unrestricted Subsidiary (A) to refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify as its individual assets from those of any Loan Party and (B) to observe all corporate formalities;

(iii)    will not, and will not permit any other Loan Party to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries;

(iv)    will not, and will not permit any other Loan Party to, permit any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments pursuant to which any Loan Party is a borrower, issuer or guarantor (the "Relevant Debt"), the terms of which would, upon the occurrence of a default under any Debt of an Unrestricted Subsidiary, (A) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (B) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable;

(v)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, any Loan Party;

(vi)    will not, and will not permit any Loan Party to, create, assume, incur or suffer to exist any Lien on or in respect of any of its Property (other than any of its interest in the Equity Interest of an Unrestricted Subsidiary) for the benefit of an Unrestricted Subsidiary;

(vii)    will not and will not permit any Loan Party to, sell, assign, pledge, or otherwise transfer any of its Properties to any Unrestricted Subsidiary, except as permitted under Section 6.8 and on terms permitted by Section 6.10; and

(viii)    except as permitted under Section 6.3, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Unrestricted Subsidiary or in any of its Properties.

Section 5.7    Agreement to Pledge; Security. Each Loan Party agrees that at all times, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Loan Party shall grant to the Administrative Agent a Lien in any Property of such Loan Party or such Subsidiary now owned or hereafter acquired (other than Excluded Assets, but only for so long as such Property qualifies as an Excluded Asset) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property. Notwithstanding the foregoing, the Borrower shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in 100% of the Equity Interests issued by any Subsidiaries which are owned by the Borrower or any Restricted Subsidiary.

Section 5.8    Deposit Accounts. Each Loan Party shall (a) maintain all Deposit Accounts with the Administrative Agent or a Lender, (b) subject all such Deposit Accounts to Account Control Agreements, and (c) subject to Section 5.16(c), subject all Securities Accounts and Commodity Accounts to Account Control Agreements; provided that clauses (a) through (c) shall not apply to Excluded Accounts. Each Loan Party hereby authorizes the Administrative Agent to exercise control over any Deposit Account, Securities Account, or Commodity Account pursuant to any Account Control Agreement under any one or more of the following circumstances: (i) following an Event of Default, (ii) as otherwise agreed to by the Borrower or other Loan Party, as applicable, and (iii) as otherwise permitted by applicable Legal Requirement.

Section 5.9    Records; Inspection. Each Loan Party shall maintain proper, complete and consistent books of record with respect to such Person's operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Loan Party shall permit any Lender at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Loan Party, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Loan Party, to visit and inspect the Property of such Loan Party, and to discuss the business operations and Property of such Loan Party with the officers and directors thereof.

Section 5.10    Maintenance of Property. Each Loan Party shall maintain their material owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from and conduct due diligence with respect to any Properties to be acquired to confirm that the seller has abstained from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11    Title Evidence and Opinions. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower's Restricted Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least (x) 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries or (y) 95% of the present value of PDP Reserves of the Borrower and its Restricted Subsidiaries, in each case, as reasonably determined by the Administrative Agent.

Section 5.12    Further Assurances; Cure of Title Defects.
(a)    The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents, this Agreement and the other Loan Documents. The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower or such Restricted Subsidiary, as applicable, to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Security Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.
(b)    Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by the information obtained under Section 5.11 or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.11 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its sole reasonable discretion as to the Borrower's and its Restricted Subsidiaries' ownership of such Oil and Gas Properties and the Administrative Agent's Liens and security interests therein as are required to maintain compliance with Section 5.11. If the Borrower is unable to, within 30 days of receipt of a request or notice from the Administrative Agent, (x) cure any title defect or (y) deliver satisfactory title evidence to the Administrative Agent, in each case, as required in the preceding sentence, such failure shall not be a Default, but instead the Required Tier I Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Required Tier I Lenders. To the extent that the Administrative Agent or the Required Tier I Lenders are not satisfied with the title to any Oil and Gas Properties included or to be included in the Borrowing Base after the 30 day period set forth above has elapsed, such Oil and Gas Properties shall not count towards the title requirement set forth in Section 5.11, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Tier I Lenders (which amount may be proposed by the Administrative Agent) to cause the Borrower to be in compliance with the requirement to provide satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole reasonable discretion, covering at least (x) 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries or (y) 95% of the present value of PDP Reserves of the Borrower and its Restricted Subsidiaries, in each case, as reasonably determined by the Administrative Agent. This new Borrowing Base shall become effective immediately upon the Borrower’s receipt of such notice.

Section 5.13    Leases; Development and Maintenance. The Borrower shall, and shall cause its Restricted Subsidiaries to, (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.14    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party shall and shall cause each of its Subsidiaries to maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

Section 5.15    Minimum Hedging Arrangements. On and after the dates set forth in Section 5.16, the Borrower and its Restricted Subsidiaries shall maintain Hedging Arrangements, measured as of each date an Independent Reserve Report or Internal Reserve Report is due pursuant to Section 2.2(b)(i) and Section 2.2(b)(ii) (each such date, the “Reserve Report Date”), beginning on the date the first Independent Reserve Report is due under Section 2.2(b)(i), which cover (calculated separately for each type of Hydrocarbon), (i) for each calendar month during the first 12 months following any Reserve Report Date, beginning with the calendar month commencing on such Reserve Report Date, (A) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 65% of the anticipated production of gas volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2, and (B) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 65% of the anticipated production of oil volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2, and (ii) for each calendar month during months 13 through 24 following any Reserve Report Date, beginning with the calendar month commencing on such Reserve Report Date, (A) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 50% of the anticipated production of gas volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2, and (B) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 50% of the anticipated production of oil volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2.

Section 5.16    Post-Closing Obligations.

(a)    Hedging Arrangements. On or prior to the date that is sixty (60) days following the Effective Date (or such longer period as may be approved by the Administrative Agent in its sole discretion), the Borrower shall enter into and shall cause its Restricted Subsidiaries to enter into Hedging Arrangements which cover (calculated separately for each type of Hydrocarbon), (i) for each calendar month during the first 12 months following the Effective Date, beginning with the first full calendar month following the Effective Date, notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 65% of the anticipated production of oil volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the Initial Internal Reserve Report, and (ii) for each calendar month during months 13 through 24 following the Effective Date, beginning with the first full calendar month following the Effective Date, notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 50% of the anticipated production of oil volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the Initial Internal Reserve Report.

(b)    Hedging Arrangements. On or prior to the date that is sixty (60) days following the Effective Date (or such longer period as may be approved by the Administrative Agent in its sole discretion), the Borrower shall enter into and shall cause its Restricted Subsidiaries to enter into Hedging Arrangements which cover (calculated separately for each type of Hydrocarbon), (i) for each calendar month during the first 11 months beginning with the month commencing on March 1, 2021, notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 65% of the anticipated production of gas volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the Initial Internal Reserve Report, and (ii) for each calendar month during months 13 through 24 following and beginning with the month commencing on March 1, 2021, notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) of at least 50% of the anticipated production of gas volumes attributable to the PDP Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the Initial Internal Reserve Report.

(c)    Account Control Agreement. To the extent required by the Administrative Agent, on or prior to the date that is thirty (30) days following the Effective Date (or such longer period as may be approved by the Administrative Agent in its sole discretion), the Borrower shall enter into an Account Control Agreement with the Administrative Agent and the applicable securities intermediary, in form and substance acceptable to the Administrative Agent, with respect to all Securities Accounts of the Borrower to the extent an Account Control Agreement was not executed and delivered on the Effective Date. For the avoidance of doubt, the existing Account Control Agreement dated as of August 17, 2017 executed by the Borrower, the Agent, as secured party, Wells Fargo Funds Trust, as issuer, and Boston Financial Data Services, Inc., as intermediary, shall remain in place until affirmatively terminated by the secured party listed therein and shall continue to provide an Acceptable Security Interest in the Securities Account subject thereto.

ARTICLE 6
NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Loan Party agrees to comply with the following covenants.

Section 6.1    Debt. No Loan Party shall create, assume, incur, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the "Permitted Debt"):

(a)    the Obligations;

(b)    intercompany Debt incurred in the ordinary course of business owed by any Loan Party to any other Loan Party; provided that such Debt is subordinated to the Obligations and is also permitted under Section 6.3;

(c)    Debt of any Restricted Subsidiary consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of a Loan Party in connection with the operation of its Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties, worker's compensation claims, performance, bid or other surety or bond obligations;

(d)    purchase money indebtedness and Capital Leases of any Restricted Subsidiary in an aggregate principal amount not to exceed $5,000,000 at any time; provided no Loan Party may enter into additional indebtedness of the type described in this clause (d) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default;

(e)    Hedging Arrangements to the extent not prohibited under Section 6.15; provided that (i) such Debt shall not be secured, except such Debt owing to a Swap Counterparty that is secured under the Loan Documents, (ii) such Debt shall not obligate the Borrower or any of its Restricted Subsidiaries to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) such Debt shall not include any deferred premium payments associated with Hedging Arrangements;

(f)    Debt in the form of (i) accounts payable to trade creditors for goods or services (ii) payment obligations to a Banking Services Provider under commercial cards to the extent that such payment obligations arise in connection with the payment by such Banking Services Provider of accounts payable to trade creditors of the Loan Parties for goods or services, and (iii) current operating liabilities (other than for borrowed money) which in each case is (x) incurred in the ordinary course of business, as presently conducted and (y) not more than 90 days past due, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(g)    Debt consisting of senior unsecured loans or notes issuances, any amendments thereto, or other extensions, supplements, refinancings, renewals, or other modifications thereof, in each case, that meet the following requirements (such notes under this clause (g) being referred to herein as the "Permitted Notes"):

(i)    the Net Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence, amendment, extension, supplementation, refinancing, renewal, or modification of such Debt (but excluding, for the avoidance of doubt, any proposed incurrence of such Debt from Unrestricted Cash in the calculation of Net Debt), shall not be more than 2.50 to 1.00 and the Borrower is in pro forma compliance with Section 6.16(b) after giving effect to any such issuance;

(ii)    the Availability shall not be less than 25% of the aggregate Maximum Credit Amount of all Lenders, after giving effect to the incurrence, amendment, extension, supplementation, refinancing, renewal or modification of such Debt and the corresponding reduction to the Borrowing Base pursuant to Section 2.2(e);

(iii)    the aggregate principal amount of such Debt shall not exceed $400,000,000 at any time outstanding;

(iv)    such Debt is not secured by any Lien;

(v)    no principal amount of such Debt matures earlier than six months after the Maturity Date;

(vi)    such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets;

(vii)    the agreement or indenture governing any such Debt does not impose (A) representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the comparable terms and provisions set forth in this Agreement and the other Loan Documents, provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (vii), and (B) any maintenance financial covenants which are individually or taken as a whole more restrictive or burdensome than the comparable terms and provisions set forth in this Agreement and the other Loan Documents;

(viii)    no Default or Event of Default is occurring at the time of, or would occur as a result of, any such issuance, amendment, extension, supplementation, refinancing, renewal, or modification;

(ix)    the agreement or indenture governing any such debt shall not have any restriction (A) on the ability of the Borrower or any of its Restricted Subsidiaries to guarantee the Secured Obligations or to pledge assets as Collateral for the Secured Obligations, or (B) on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents; and

(x)    upon the issuance, amendment, extension, supplementation, refinancing, renewal, or modification of any such Debt, the Borrowing Base shall be automatically reduced in accordance with and to the extent required by Section 2.2(e).

(g)    endorsements of negotiable instruments for collection in the ordinary course of business;

(i)    Debt owing to insurance providers and arising in connection with the financing of insurance premium payments;

(j)    Debt described in clause (l) of the definition thereof to the extent such guaranty obligations are made by one Loan Party in respect of permitted obligations of another Loan Party; provided that such guaranty would otherwise be Permitted Debt;

(k)    Debt not otherwise permitted under this Section 6.1; provided that, the aggregate outstanding principal amount thereof shall not exceed $20,000,000 at any time;
(l)    Debt under (i) Approved Transportation Agreements, and (ii) other take-or-pay or ship-or pay arrangements, minimum volume commitments or other similar arrangements in an aggregate maximum amount under this clause (ii) not to exceed $50,000,000 for the life of such take-or-pay or ship-or-pay arrangements, minimum volume commitments or other similar arrangements; and

(m)    On and after the date the Borrower delivers the Compliance Certificate pursuant to Section 5.2(e) for the fiscal quarter ending March 31, 2021, Debt consisting of senior secured loans, bonds or notes, any amendments thereto, or other extensions, supplements, refinancings, renewals, or other modifications thereof, in each case, that meet the following requirements (such loans, bonds or notes under this clause (n) being referred to herein as the "Permitted Junior Debt"):

(i)    the Borrower is in pro forma compliance with Section 6.16(a) and Section 6.16(b) after giving effect to any such issuance;

(ii)    the aggregate principal amount of such Debt shall not exceed the lesser of (A) $75,000,000 and (B) an amount that would cause the Senior Secured Leverage Ratio to be greater than 2.00 to 1.00, in each case, after giving effect to any such issuance;

(iii)    the Availability shall not be less than 25% of the aggregate Maximum Credit Amount of all Lenders, after giving effect to the incurrence, amendment, extension, supplementation, refinancing, renewal or modification of such Debt and the corresponding reduction to the Borrowing Base pursuant to Section 2.2(e);

(iv)    such Debt is not secured by any Lien other than the Lien permitted by Section 6.2(k);

(v)    no principal amount of such Debt matures earlier than six months after the Maturity Date;

(vi)    such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets;

(vii)    the agreement or indenture governing any such Debt does not impose (A) representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the comparable terms and provisions set forth in this Agreement and the other Loan Documents, provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (vii), and (B) any maintenance financial covenants which are individually or taken as a whole more restrictive or burdensome than the comparable terms and provisions set forth in this Agreement and the other Loan Documents;

(viii)    no Default or Event of Default is occurring at the time of, or would occur as a result of, any such issuance, amendment, extension, supplementation, refinancing, renewal, or modification;

(ixa)    the agreement or indenture governing any such debt shall not have any restriction (A) on the ability of the Borrower or any of its Restricted Subsidiaries to guarantee the Secured Obligations or to pledge assets as Collateral for the Secured Obligations, or (B) on the ability of the Borrower or any of its

Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents;

(x)    upon the issuance, amendment, extension, supplementation, refinancing, renewal, or modification of any such Debt, the Borrowing Base shall be automatically reduced in accordance with and to the extent required by Section 2.2(e); and

(xi)    such Debt shall at all times be subject to the terms of an Intercreditor Agreement.

Section 6.2    Liens. No Loan Party shall create, assume, incur, or suffer to exist any Lien on the Property of any Loan Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the "Permitted Liens"):

(a)    Liens for Taxes, assessment, or other governmental charges which are not yet overdue or which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(b)    Liens securing the Secured Obligations pursuant to the Security Documents;

(c)    Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established in accordance with GAAP;

(d)    Liens securing purchase money Debt or Capital Lease obligations permitted under Section 6.1(d); provided that (i) each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money Debt or is the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased, and (ii) such Lien does not attach to any Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base;

(e)    encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(f)    judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(g)    Liens in favor of a banking institution arising by operation of law and incurred in the ordinary course of business, encumbering deposits in accounts held by such banking institution that are not subject to Account Control Agreements and that are not required to be subject to Account Control Agreements in accordance with the terms hereof or in any other Loan Document and which Liens are within the general parameters customary in the banking industry;

(h)    Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Loan Party in the ordinary course of business provided that (i) such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Documents or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due or are being contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP, (iv) such Liens are limited to the assets that are the subject of such agreements, and (v) such Liens, if in favor of an Affiliate of a Loan Party, are subordinated to the Obligations pursuant to a Subordination Agreement;

(i)    royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Loan Parties warranted in the Security Documents or in this Agreement or in any Reserve Report delivered hereunder;

(j)    pledges or deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance or other social security laws or regulations;

(k)    Liens on the Collateral securing the Permitted Junior Debt to the extent permitted under the Intercreditor Agreement; provided that, subject to the terms of the Intercreditor Agreement (i) the Liens securing the Secured Obligations shall be senior to any Liens securing the Permitted Junior Debt and (ii) no Lien on any Property securing the Permitted Junior Debt shall be permitted hereunder unless the Administrative Agent has contemporaneously been granted, as security for the Secured Obligations, an Acceptable Security Interest on such Property pursuant to the Security Documents;

(l)    Liens not otherwise permitted by the foregoing clauses of this Section 6.2; provided that the aggregate principal or face amount of all Debt and other obligations secured under this Section 6.2(l) shall not exceed $2,000,000.

Section 6.3    Investments. No Loan Party shall make or hold (x) any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or (y) any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the "Permitted Investments"):

(a)    investments in the form of trade credit to customers of a Loan Party arising in the ordinary course of business and represented by accounts from such customers;

(b)    investments in the form of Cash and Liquid Investments held by a Loan Party;

(c)    loans, advances and equity contributions by a Loan Party to any other Loan Party;

(d)    (i) creation of any additional Restricted Subsidiaries domiciled in the U.S. in compliance with Section 5.6 and Schedule III, and (ii) from and after the date that is twelve (12) months following the Effective Date, the creation of any Unrestricted Subsidiaries domiciled in the U. S. in compliance with Section 5.6 and additional investments in such Unrestricted Subsidiaries if: (A) before and after giving effect to such investment (and any Borrowings or Letters of Credit incurred in connection therewith), Availability calculated on a pro forma basis is not less than 25% of the aggregate Maximum Credit Amount of all Lenders, (B) before and after giving effect to such investment (and any Borrowings or Letters of Credit incurred in connection therewith), the Net Leverage Ratio calculated on a pro forma basis is less than 2.00 to 1.00, (C) at the time of such investment and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and (D) if the Net Leverage Ratio calculated on a pro forma basis is greater than or equal to 1.50 to 1.00, the Borrower shall have provided to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent that (x) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have positive Free Cash Flow, and (y) the amount of such investment does not exceed the amount of Distributable Free Cash Flow, in each case, as of the time such investment is made;

(e)    from and after the date that is twelve (12) months following the Effective Date, investments (i) in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto (including, for the avoidance of doubt, the acquisition of 100% of the Equity Interests of a Person owning such assets) or (ii) related to oil and gas mineral interests and leases owned by a Loan Party or a Person that will become a Loan Party upon acquisition of such Person by a Loan Party, farm-out, farm-in, joint operating, joint venture, participation or area of mutual interest agreements, gathering and processing systems, pipelines and other midstream assets or other similar arrangements in each case, which are related or ancillary to Oil and Gas Properties owned by the Loan Parties and which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that (A) if requested by the Administrative Agent, such assets are pledged as Collateral pursuant to Section 5.7; (B) no Default, Event of Default or Borrowing Base Deficiency shall exist after giving effect thereto, (C) any such investment is not the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit, unless such acquisition is an acquisition of 100% of the Equity Interests of such person; and (D) if any investment is in the form of an acquisition of the Equity Interests of a Person, such Person shall become a Loan Party pursuant to Section 5.6; and

(f)    other investments in an aggregate amount not to exceed $20,000,000.

Section 6.4    Acquisitions. No Loan Party shall make any Acquisition (other than any action that would otherwise be permitted by Section 6.3 to the extent such action constitutes an Acquisition) without the consent of the Majority Lenders.

Section 6.5    Agreements Restricting Liens.

(a)    No Loan Party shall create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, other than (i) this Agreement, (ii) the Loan Documents, (iii) agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt, and (iv) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority.

(b)    No Loan Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make any other distributions to any Loan Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Debt or other obligation owed to any Loan Party or (iii) make loans or advances to any Loan Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the agreements and instruments governing the Permitted Notes and the Permitted Junior Debt, and (C) applicable Legal Requirements.

Section 6.6    Use of Proceeds; Use of Letters of Credit. No Loan Party shall: (a) use the proceeds of the Loans or the Letters of Credit for any purposes other than (i) to refinance the outstanding loans, letters of credit and other obligations under each of the Pre-Petition Credit Agreement and the DIP Credit Agreement, (ii) the working capital purposes of any Loan Party, (iii) capital and operating expenditures of any Loan Party, (iv) other general corporate purposes of any Loan Party or (v) to pay fees, costs and expenses in connection with the Loan Parties’ emergence from the Cases. No Loan Party shall directly or indirectly, use any part of the proceeds of Loans or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U, or X of the Federal Reserve Board, as the case may be.

Section 6.7    Corporate Actions; Accounting Changes.

(a)    No Loan Party shall merge or consolidate with or into any other Person, except that the Borrower may merge with any Wholly-Owned Restricted Subsidiary of the Borrower, any Wholly-Owned Restricted Subsidiary or Unrestricted Subsidiary of the Borrower may merge or be consolidated with or into any other Wholly-Owned Restricted Subsidiary of the Borrower; provided that (i) in any merger involving the Borrower, the Borrower shall be the surviving entity, and otherwise, such Wholly-Owned Restricted Subsidiary (and not such Unrestricted Subsidiary) shall be the surviving entity, and (ii) at the time of any such merger or consolidation and immediately after giving effect thereto, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b)    No Loan Party shall (i) without 30 days (or such earlier date as may be accepted in writing by the Administrative Agent in its sole discretion from time to time) prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Loan Parties and such new Subsidiary comply with Section 5.6, Schedule III, and Section 6.3(d), and such transactions otherwise comply with the terms of this Agreement, (iii) sell or otherwise dispose of any of its ownership interest in any of its Restricted Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement (except as would be permitted by Section 6.7(a) or Section 6.8), (iv) change its method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, unless required to conform to GAAP or approved in writing by the Administrative Agent, or (v) reorganize in any jurisdiction other than the United States and any subdivision thereof.

(c)    No Loan Party shall without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in a manner materially adverse to the Lenders.

Section 6.8    Sale of Assets. No Loan Party shall sell, convey, or otherwise transfer (including, without limitation, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than, so long as no Default or Event of Default exists or would result therefrom:

(a)    the sale of Hydrocarbons (other than Oil and Gas Properties) or Liquid Investments in the ordinary course of business,

(b)    Asset Sales of equipment that is (i) obsolete, worn out or uneconomic and disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person or (iii) contemporaneously replaced by equipment of at least comparable value and use,
(c)    Asset Sales of Property between or among Loan Parties; provided that, if such Property is Collateral, the Loan Party receiving such Property will reaffirm the Lien in such Collateral in form and substance acceptable to the Administrative Agent;

(d)    Asset Sales of Oil and Gas Properties to which no Proven Reserves are attributable and which is not Collateral or which is not otherwise required pursuant to the terms of this Agreement to be Collateral;

(e)    so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom (after giving effect to any prepayment required under Section 2.5(c)), the Asset Sale of Oil and Gas Properties which are attributable to Proven Reserves; provided that, (A) if such properties are classified as developed, then either (i) at least 80% of the consideration received by the Loan Party in respect of such Asset Sale shall be cash or cash equivalents, or (ii) such properties shall be sold in a substantially simultaneous asset exchange and the consideration received by the Loan Party in respect of such Asset Sale shall be (i) cash or cash equivalents, (ii) other Oil and Gas Properties classified as Proven Reserves and as developed or (iii) a combination of the foregoing, (B) if such properties are not classified as developed, then the consideration received by the Loan Party in respect of such Asset Sale shall be (i) cash or cash equivalents, (ii) other Oil and Gas Properties classified as Proven Reserves or (iii) a combination of the foregoing, (C) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Oil and Gas Properties, interest therein or Restricted Subsidiary subject of such Asset Sale (as reasonably determined by the board of directors or the equivalent governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (D) if any such Asset Sale is of a Restricted Subsidiary owning Oil and Gas Properties, such Asset Sale shall include all the Equity Interests of such Restricted Subsidiary; and (E) the Borrower shall certify to the Administrative Agent its estimation of the fair market value of the Oil and Gas Properties subject to such Asset Sale and if, upon the consummation of any such Asset Sale of Oil and Gas Properties, the BB Variation Amount shall exceed 5% of the most recently redetermined Borrowing Base, then the Borrowing Base shall be reduced in accordance with Section 2.2(e);

(f)    so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom (after giving effect to any prepayment required under Section 2.5(c)), Asset Sales consisting of the unwinding, novation, amendment, restructuring or other termination of Hedging Arrangements; provided that, (i) 100% of the consideration received in respect of such Asset Sale shall be cash or Liquid Investments or other Hedging Arrangements, (ii) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Hedging Arrangements; and (iii) if, upon such novation, amendment, restructuring, unwind or other termination of any such Hedging Arrangement, the BB Variation Amount shall exceed 5% of the most recently redetermined Borrowing Base, then the Borrowing Base shall be reduced in accordance with Section 2.2(e);

(g)    subject to Section 2.5(c), the issuance of Equity Interests (other than Disqualified Capital Stock) in the Borrower for cash; and

(h)    (i) Permitted Investments of the type described in Section 6.3(g) and (ii) other Asset Sales of Property not constituting Oil and Gas Properties and not otherwise permitted by this Section 6.8, the aggregate consideration of which shall not exceed $5,000,000 during the term of this Agreement.

Section 6.9    Restricted Payments. No Loan Party shall make any Restricted Payments except that so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom:

(a)    the Restricted Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Loan Party that is a Restricted Subsidiary of the Borrower,

(b)    any Loan Party or Restricted Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional shares or units of its Equity Interests (other than Disqualified Capital Stock);

(c)    the Loan Parties may make Restricted Payments in respect of subordinated Debt permitted pursuant to Section 6.1; provided that such Restricted Payments are permitted pursuant to Section 6.17;

(d)    the Loan Parties may make Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees or directors of the Borrower and its Restricted Subsidiaries;

(e)    the Loan Parties may effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Borrower's Equity Interests and the termination of options to purchase Equity Interests of the Borrower, in each instance, held by a former or current directors, officers and employees (or their estates, spouses or former spouses) of any Loan Party upon their death, disability, retirement or termination of employment for a maximum cash consideration not to exceed $1,000,000 in any fiscal year, and may pay withholding or similar Taxes payable by any such Person in connection therewith; and

(f)    (i) from July 1, 2021 to and including December 31, 2021, the Borrower may make Restricted Payments with respect to its Equity Interests, so long as (A) no Event of Default is continuing or would result from such Restricted Payment, (B) before and after giving effect to such Restricted Payment (and any Borrowings incurred in connection therewith), Availability is not less than 25% of the aggregate Maximum Credit Amount of all Lenders, (C) before and after giving effect to such Restricted Payment (and any Borrowings incurred in connection therewith), the Net Leverage Ratio calculated on a pro forma basis is less than 1.50 to 1.00 and (D) if the Net Leverage Ratio calculated on a pro forma basis is greater than or equal to 1.00 to 1.00, the Borrower shall have provided to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent that (x) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have positive Free Cash Flow, and (y) the amount of such Restricted Payment does not exceed the amount of Distributable Free Cash Flow, in each case, as of the time such Restricted Payment is made, and (ii) from and after January 1, 2022, the Borrower may make Restricted Payments with respect to its Equity Interests, so long as (A) no Event of Default is continuing or would result from such Restricted Payment, (B) before and after giving effect to such Restricted Payment (and any Borrowings incurred in connection therewith), Availability is not less than 25% of the aggregate Maximum Credit Amount of all Lenders, (C) before and after giving effect to such Restricted Payment (and any Borrowings incurred in connection therewith), the Net Leverage Ratio calculated on a pro forma basis is less than or equal to 2.00 to 1.00 and (D) if the Net Leverage Ratio calculated on a pro forma basis is greater than or equal to 1.50 to 1.00, the Borrower shall have provided to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent that (x) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have positive Free Cash Flow, and (y) the amount of such Restricted Payment does not exceed the amount of Distributable Free Cash Flow, in each case, as of the time such Restricted Payment is made.

Section 6.10    Affiliate Transactions. No Loan Party shall directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates which are not Loan Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate except the restrictions in this Section 6.10 shall not apply to: (x) compensation arrangements and customary indemnification agreements for directors (or the members of the comparable governing body), officers and other employees of the Borrower and the other Loan Parties entered into in the ordinary course of business or (y) Restricted Payments permitted by Section 6.9.

Section 6.11    Line of Business; No International Operations. The Borrower will not, and will not permit any other Loan Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any other Loan Party to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States, excluding the outer continental shelf thereof.

Section 6.12    Hazardous Materials. No Loan Party (a) shall create, handle, transport, use, or dispose of any Hazardous Substance, Hazardous Waste or Oil and Gas Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a material liability of a Loan Party or in any liability to the Lenders or the Administrative Agent, and (b) shall release any Hazardous Substance, Hazardous Waste or Oil and Gas Waste into the Environment or Natural Resources and shall not permit any Loan Party's or any Subsidiary's Property to be subjected to any Release of Hazardous Substance, Hazardous Waste or Oil and Gas Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a material liability of a Loan Party or in any liability to the Lenders or the Administrative Agent.

Section 6.13    Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to result in liability of a Loan Party in an aggregate amount exceeding $5,000,000 for all periods, no Loan Party shall directly or indirectly: (a) engage in any transaction in connection with which any Loan Party could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to any Loan Party or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Loan Party or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Loan Party or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14    Sale and Leaseback Transactions. No Loan Party shall sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15    Limitation on Hedging. No Loan Party shall:

(a)    purchase, assume, or hold (subject to the cure right set forth in the last proviso in Section 6.15(b) below) a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or

(b)    be party to, enter into, or otherwise maintain (subject to the cure right set forth in the last proviso in Section 6.15(b) below) any Hedging Arrangement which:

(i)    is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's or its Restricted Subsidiaries' operations, or

(ii)    covers (calculated separately for each type of Hydrocarbon), for the first two years following any date of determination:

(A)    notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of gas volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 or in other projections of anticipated production acceptable to the Administrative Agent for each month during the period such Hedging Arrangement is in effect,

(B)    Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of natural gas liquids volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 or in other projections of anticipated production acceptable to the Administrative Agent for each month during the period such Hedging Arrangement is in effect, or

(C)    notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of oil volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 or in other projections of anticipated production acceptable to the Administrative Agent for each month during the period such Hedging Arrangement is in effect;

provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps (it being understood, however, that the notional volumes associated with such put option contracts and related calls, collars or swaps, shall not be double counted), or

(iii)    covers (calculated separately for each type of Hydrocarbon), for the third, fourth and fifth years following any date of determination:

(A)    notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of gas volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of gas volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 for each month during the period such Hedging Arrangement is in effect,

(B)    notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of natural gas liquids volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of natural gas liquids volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 for each month during the period such Hedging Arrangement is in effect, or

(C)    notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of oil volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of oil volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report under Section 2.2 for each month during the period such Hedging Arrangement is in effect;

provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps (it being understood, however, that the notional volumes associated with such put option contracts and related calls, collars or swaps, shall not be double counted), or
(iv)    is longer than 60 months in duration from the date such Hedging Arrangement is entered into;

(v)    is secured (unless such Hedging Arrangement is with a Swap Counterparty and is secured by the Collateral pursuant to the Loan Documents) or obligates any Loan Party to any margin call requirements or otherwise requires the Borrower or any of its Restricted Subsidiaries to put up money, assets or other security or includes any deferred premium payment; or

(vi)    is with a counterparty other than a Lender, an Affiliate of a Lender or an Approved Counterparty;

provided that, if, as of any Test Date the aggregate notional volumes of all Hedging Arrangements covering natural gas, crude oil or natural gas liquids, respectively, for any month in the fiscal quarter preceding such Test Date exceed the actual volumes of production for such commodity for such month, then Borrower shall (A) furnish to the Administrative Agent, no later than 5:00 pm (Denver, Colorado time) on such Test Date, a statement setting forth in reasonable detail the calculation of such determination and (B) no later than 30 days after such Test Date, (1) furnish to the Administrative Agent an updated Reserve Report or other projections of anticipated production acceptable to the Administrative Agent, (2) terminate, create off-setting positions or otherwise unwind existing Hedging Arrangements such that, at such time, future hedging volumes will otherwise comply with this Section 6.15 on a going forward basis, and (3) furnish to the Administrative Agent a certificate executed by a Responsible Officer certifying that as of the date of such certificate the Borrower is in compliance with Section 6.15; or

(c)    be party to, enter into, or otherwise maintain any Hedging Arrangement which relates to interest rates if:

(i)    such Hedging Arrangement relates to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above,
(ii)    the aggregate notional amount of all such Hedging Arrangements exceeds 75% of the anticipated outstanding principal balance of the Debt under this Agreement to be hedged by such Hedging Arrangements, or if the term of such Hedging Arrangements extends beyond the Maturity Date,

(iii)    such Hedging Arrangement is with a counterparty other than a Lender, an Affiliate of a Lender or an Approved Counterparty,

(iv)    as to any such Hedging Arrangement covering the Debt incurred under this Agreement, such Hedging Arrangement is made by the Borrower or one of its Restricted Subsidiaries with a counterparty that is not a Lender or an Affiliate of a Lender,

(v)    is secured (unless such Hedging Arrangement is with a Swap Counterparty and is secured by the Collateral pursuant to the Loan Documents) or obligates any Loan Party to any margin call requirements or otherwise requires the Borrower or any of its Restricted Subsidiaries to put up money, assets or other security or includes any deferred premium payment; or

(vi)    the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16    Financial Covenants.

(a)    Net Leverage Ratio. Beginning with the fiscal quarter ending March 31, 2021, the Borrower shall not permit the Net Leverage Ratio as of each fiscal quarter end to be more than 3.00 to 1.00.

(b)    Current Ratio. The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending March 31, 2021, the Borrower's and its consolidated Restricted Subsidiaries' (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) "current assets" shall include, as of the date of calculation, the Availability but shall exclude any non-cash asset arising from the application of ASC 815, and (ii) "current liabilities" shall exclude, as of the date of calculation, (A) the current portion of long–term Debt existing under this Agreement, (B) any liabilities representing a non-cash obligation arising from the application of ASC 815 and (C) solely for the fiscal quarters ending March 31, 2021 and June 30, 2021, all ad valorem, severance or tax liabilities.

Section 6.17    Prepayment of Certain Debt and Other Obligations. No Loan Party shall prepay, redeem, purchase, defease, terminate, novate, unwind or otherwise satisfy prior to the scheduled maturity or expiration thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except:

(a)    the prepayment of the Obligations in accordance with the terms of this Agreement;

(b)    regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1;

(c)    from and after the date that is twelve months after the Effective Date, the prepayment or redemption of Permitted Notes so long as (i) no Default or Borrowing Base Deficiency is continuing or would result from such prepayment or redemption, (ii) before and after giving effect to such prepayment or redemption (and any Borrowings incurred in connection therewith), Availability is not less than 25% of the aggregate Maximum Credit Amount of all Lenders, (iii) before and after giving effect to such prepayment or redemption (and any Borrowings incurred in connection therewith), the Net Leverage Ratio calculated on a pro forma basis is not greater than 2.00 to 1.00 and (iv) if the Net Leverage Ratio calculated on a pro forma basis is greater than or equal to 1.50 to 1.00, the Borrower shall have provided to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent that (x) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have positive Free Cash Flow, and (y) the amount of such prepayment or redemption does not exceed the amount of Distributable Free Cash Flow, in each case, as of the time such prepayment or redemption is made; and

(d)    from and after the date that is twelve months after the Effective Date, the prepayment or redemption of Permitted Junior Debt so long as (i) no Event of Default is continuing or would result from such prepayment or redemption, (ii) before and after giving effect to such prepayment or redemption (and any Borrowings incurred in connection therewith), Availability is not less than 25% of the aggregate Maximum Credit Amount of all Lenders, (iii) before and after giving effect to such prepayment or redemption (and any Borrowings incurred in connection therewith), the Net Leverage Ratio calculated on a pro forma basis is less than 2.00 to 1.00, and (iv) if the Net Leverage Ratio calculated on a pro forma basis is greater than or equal to 1.50 to 1.00, the Borrower shall have provided to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent that (x) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have positive Free Cash Flow, and (y) the amount of such prepayment or redemption does not exceed the amount of Distributable Free Cash Flow, in each case, as of the time such prepayment or redemption is made.

Section 6.18    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the normal course of business and (b) do not exceed the greater of (x) 2% of the value of the Proven Reserves of the Loan Parties and (y) 5% of the value of the aggregate annual production of Hydrocarbons of the Loan Parties), take-or-pay obligations or prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary which would require the Borrower or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.19    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower any of its notes receivable or accounts receivable.

Section 6.20    Limitation on Leases. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases to the extent such Capital Leases do not go beyond the value and terms of the leased property and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Loan Parties pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.21    Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Subsidiary unless such subsidiary is a wholly-owned Subsidiary and the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 5.6 or such Subsidiary is designated as an Unrestricted Subsidiary upon the consent of the Majority Lenders and in accordance with Section 5.6 and Section 6.3; provided that, for the avoidance of doubt, following designation of a Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall no longer be required to be wholly-owned. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 6.7 or Section 6.8, as applicable. Neither the Borrower nor any Restricted Subsidiary shall have any Restricted Subsidiary that is a Foreign Subsidiary.

Section 6.22    Marketing Activities. The Borrower will not, and will not permit any other Loan Party to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 6.23    Sanctions. The Borrower shall not, and shall not permit any other Loan Party or its or their respective directors, officers, employees, and agents, to directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.24    Material Contracts. No Loan Party may (a) enter into any Material Contract, (b) amend, supplement, modify or otherwise change, or permit any amendment, supplement, modification or other change to (pursuant to a waiver or otherwise), the terms and conditions of any Material Contract in any manner that would increase the amounts payable by any Loan Party thereunder or (c) otherwise amend, supplement or modify the terms and conditions of any Material Contract except, in the case of clauses (a), (b) and (c), to the extent that entering into such Material Contract or any such amendment, supplement, modification or change would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 7
DEFAULT AND REMEDIES

Section 7.1    Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Loan Document:

(a)    Payment Failure. Any Loan Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or other amount due under this Agreement or any other Loan Document, including payments of fees, reimbursements, and indemnifications;

(b)    False Representation or Warranties. Any representation or warranty made or deemed to be made by any Loan Party or any officer thereof in this Agreement, in any other Loan Document or in any certificate delivered in connection with this Agreement or any other Loan Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(c)    Breach of Covenant. (i) Any breach by any Loan Party of any of the covenants in Section 5.1, Section 5.2(g), Section 5.3(a), Section 5.6, Section 5.12, Section 5.14, Section 5.15, Section 5.16 or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Loan Party of any other covenant contained in this Agreement or any other Loan Document (except as otherwise provided in Section 7.1(a)) and such breach shall remain unremedied for a period of thirty days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any officer of the Borrower or any Restricted Subsidiary acquires knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Restricted Subsidiary);

(a)    Guaranties. Any provisions in the Guaranties shall at any time and for any reason (other than in accordance with the terms thereof and the other Loan Documents) cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)    Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Loan Party that is a party thereto or any such Loan Party shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)    Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on the Permitted Junior Debt, Permitted Notes or any other Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (but excluding the Obligations), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition (including, without limitation, any "event of default" or "termination event" in respect of any Hedging Arrangement) shall exist under any agreement or instrument relating to Permitted Junior Debt, Permitted Notes or any other Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (other than the Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; (iii) any Permitted Junior Debt, Permitted Notes or such other Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); or (iv) any other default occurs and is continuing under any Permitted Junior Debt or Permitted Notes; provided that, for purposes of this paragraph (f), the "principal amount" of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)    Bankruptcy and Insolvency. (i) Except as permitted under Section 6.7 above, any Loan Party, or any Restricted Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Loan Party or any Restricted Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; or any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)    Settlements; Adverse Judgment. The Borrower or any of its Restricted Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers admit liability, greater than $10,000,000 and (i) in the case of a settlement of a claim, the same shall remain undischarged or unsatisfied for a period of 30 days after such liability is due and owing and (ii) in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)    Termination Events. Any Termination Event shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $10,000,000;

(j)    Plan Withdrawals. Any Loan Party or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $10,000,000;

(k)    Loan Documents; Lien. Any material provision of any Loan Document shall for any reason cease to be valid and binding on a Loan Party or any of their respective Subsidiaries or any such Person shall so state in writing or the Administrative Agent shall fail to have an Acceptable Security Interest in Property required to be Collateral under the Loan Documents, except, in each case, to the extent the foregoing occurs in accordance with the terms of the Loan Documents;

(l)    Change in Control. The occurrence of a Change in Control; or

(m)    Intercreditor Agreement. Following the execution and initial effectiveness thereof, any material provision of the Intercreditor Agreement shall, for any reason (other than an amendment or termination of the Intercreditor Agreement entered into in accordance with the terms thereof), cease to be valid and binding or otherwise cease to be in full force and effect against any holder of the Permitted Junior Debt.

Section 7.2    Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default under Section 7.1(g)) shall have occurred and be continuing, then, and in any such event:

(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Loans and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Obligations, the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Loan Parties,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3    Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur:

(a)    the obligation of each Lender to make Loans and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Obligations, the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Loan Parties,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4    Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Loan Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set‑off) which the Administrative Agent or such Lender may have.

Section 7.5    Remedies Cumulative, No Waiver. No right, power, or remedy conferred to the Administrative Agent, the Issuing Lender and the Lenders in this Agreement or the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Administrative Agent, the Issuing Lender and the Lenders in this Agreement and the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Loan Party shall entitle the Borrower or any other Loan Party to similar notices or demands in the future.

Section 7.6    Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent (other than as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary) shall be applied by the Administrative Agent in its discretion, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent as a result of the exercise of remedies against Collateral or against the Borrower or any Restricted Subsidiary shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations described in this clause "SECOND" owed to them on the date of any such distribution);

THIRD, to the payment of any Secured Obligations not addressed in clauses "FIRST" or "SECOND" of this Section 7.6 (including, without limitation, any principal, fees or expenses, Letter of Credit Obligations, Obligations to make deposits into the Cash Collateral Account, Secured Obligations owing to Swap Counterparties in respect of Hedging Arrangements, and Banking Services Obligations) constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations described in this clause "THIRD" owed to them on the date of any such distribution);

FOURTH, to the holders of the Permitted Junior Debt to the extent required under the Intercreditor Agreement, if applicable; and

FIFTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, payments and collections received by the Lender from any Loan Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Loan Party's Collateral shall not be applied to Excluded Swap Obligations with respect to any Loan Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Loan Parties (or proceeds received in respect of such other Loan Parties' Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

Section 7.7    Credit Bidding.

(a)    The Administrative Agent, on behalf of itself and the Secured Parties, with the consent of the Majority Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.1    Appointment, Powers, and Immunities. (a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each Lender irrevocably appoints the Administrative Agent as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent's request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.

Section 8.2    Rights as a Lender. Such Persons serving as the Administrative Agent hereunder shall each have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of their Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders, Required Lenders, Majority Tier I Lenders, or Required Tier I Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.3 and Section 7.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced by this Agreement as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 8.6    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Default or Event of Default shall have occurred and is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, or, so long as no Default or Event of Default has occurred or is continuing, upon the request of the Borrower, the Required Lenders shall, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, with the approval of the Borrower (such approval not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article, Section 9.1 and Section 9.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. The Administrative Agent and each successor Administrative Agent shall provide the documentation described in Section 2.13(i) on or prior to the date on which such person becomes the Administrative Agent hereunder.

Section 8.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or any other titles, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 8.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.7, Section 9.1 and Section 9.2) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.7, Section 9.1, or Section 9.2.

Section 8.10    Collateral and Guaranty Matters.

(a)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon Payment in Full of Obligations, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter, (D) constituting property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended, or (E) if approved, authorized or ratified in writing by the Majority Lenders, except to the extent Section 9.3 would require the consent of all Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.1(d);

(iii)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)    to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.
Upon request by the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)    Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.11    Intercreditor Agreement. Prior to entering into the Intercreditor Agreement or any amendment thereto (other than (a) any amendment to correct, amend or cure any ambiguity or defect or correct any typographical error or other manifest error in the Intercreditor Agreement, (b) any amendment to effect administrative changes, or (c) any other amendment which the Intercreditor Agreement provides may be approved solely with the consent of the Administrative Agent), the Administrative Agent shall provide a draft execution version of such Intercreditor Agreement or amendment thereto to the Lenders and shall request that the Majority Lenders authorize the Administrative Agent to enter into such Intercreditor Agreement or amendment thereto, as applicable. Upon the authorization of the Majority Lenders, the Secured Parties shall be deemed to have authorized the Administrative Agent to enter into such Intercreditor Agreement or amendment thereto, as applicable, and, by receiving the benefits thereunder and of the Collateral under the Security Instruments, each Secured Party shall be deemed to have acknowledged and agreed to the terms of the Intercreditor Agreement or amendment thereto, as applicable, and shall be deemed to have agreed that the terms thereof shall be binding on such Secured Party and its respective successors and assigns, as if each were a party thereto.

Section 8.12    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 9
MISCELLANEOUS

Section 9.1    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and its Affiliates, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Section 9.2    Indemnification; Waiver of Damages.

(a)    INDEMNIFICATION. The Borrower shall indemnify the ARRANGER, THE Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the REASONABLE AND DOCUMENTED fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the applicable indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) RESULT from the gross negligence or willful misconduct of such Indemnitee, or (y) RESULT FROM A DISPUTE SOLELY AMONG INDEMNITEES PROVIDED THAT SUCH CLAIM DOES NOT INVOLVE AN ACT OR OMISSION OF ANY Loan PARTY OR THEIR AFFILIATES AND SUCH CLAIM IS NOT BROUGHT AGAINST THE ADMINISTRATIVE AGENT, AN ARRANGER, OR AN ISSUING LENDER, IN EACH CASE IN ITS CAPACITY AS SUCH, IN EACH CASE OF CLAUSES (X) AND (Y), AS determined by a court of competent jurisdiction by final and non-appealable judgment. This Section 9.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or paragraph (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Commitments at such time, or, if the Commitments have been terminated, such Lender's share of the aggregate outstanding amount of all Loans plus the Letter of Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.12(f).

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Loan Party's indemnification obligations to the extent set forth in clause (a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. No Indemnitee referred to in paragraph (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Payments. All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(e)    Survival. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 9.3    Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letters), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Notes, (ii) reduce any fees or other amounts payable hereunder or under any other Loan Document, or (iii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes, including, without limitation, the Maturity Date, or postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder;

(b)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) increase the aggregate Commitments, (iii) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Loan Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iv) release all or substantially all of the value of any Guaranty or, except as specifically provided in the Loan Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.10(a); (v) amend the definitions of "Majority Lenders", "Required Lenders", "Maximum Exposure Amount" or "Pro Rata Share", each as defined in this Agreement; (vi) amend the definitions of "Obligations", "Secured Obligations", "Banking Service Obligations", “Hedging Arrangement”, "Hedge Obligations" “Payment in Full of Obligations” or "Swap Counterparty"; (vii) amend the minimum Collateral percentage set forth in Section 5.7 and Section 2.2(d); or (viii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Loan Document; provided that the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.17 in accordance with the terms of Section 2.17;

(c)    no amendment, waiver, or consent shall, unless in writing and signed by all the Tier I Lenders and the Borrower, amend the definitions of "Majority Tier I Lenders", "Required Tier I Lenders" or "Tier I Lender";

(d)    no Commitment of a Lender or any obligations of a Lender may be increased or extended without such Lender's written consent;

(e)    no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(f)    no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Loan Document;

(g)    no amendment, waiver, or consent shall, (i) without the prior written consent of all of the Tier I Lenders and the Administrative Agent, increase the Borrowing Base, or (ii) without the prior written consent of the Required Tier I Lenders and the Administrative Agent, decrease or maintain the Borrowing Base; provided that, in each case, a scheduled redetermination of the Borrowing Base under Section 2.2(b) may be postponed with the consent of the Administrative Agent and the Required Tier I Lenders; and

(h)    no amendment, waiver or consent shall, unless in writing and signed by the Required Tier I Lenders and the Administrative Agent, waive any reduction to the Borrowing Base provided for in Section 2.2(e)(iii).

Section 9.4    Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5    Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Loan Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of the Loans or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower or any other Loan Party provided for in Section 2.10, Section 2.11, Section 2.13(c), Section 9.1 and Section 9.2 and all of the obligations of the Lenders in Article VIII shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6    Binding Effect. This Agreement shall become effective as provided in Section 3.1 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this

Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned,

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments hereunder if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the Issuing Lender shall be required for any assignment hereunder (such consent not to be unreasonably withheld or delayed).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Restricted Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 9.1, Section 9.2, and Section 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.2(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.3(a), Section 9.3(b), or Section 9.3(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.10 and Section 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section;

and (B) shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any actual or prospective credit insurers or actual or perspective credit insurance brokers; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility evidenced by this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.9    Notices, Etc.

(a)    Subject to clause (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, or sent by facsimile or electronic mail (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Loan Party, as specified on Schedule I, if to the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule I, and if to any Lender at its credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender or the Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of facsimile or electronic mail, such receipt is confirmed by such Lender or Issuing Lender, as applicable, verbally or in writing.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or Section 5.2(g) or Section 5.2(k) of this Agreement unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.10    Usury Not Intended. It is the intent of each Loan Party and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Loan Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Loan Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12    Governing Law; Service of Process. This Agreement, the Notes and the other Loan Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13    Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14    Execution in Counterparts; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.15    Waiver of Jury Trial. THE BORROWER, THE LENDERS, THE ISSUING LENDER AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16    USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.17    Enduring Security. The parties hereto acknowledge and agree that:

(a)    it is the parties' intent that the Liens created or intended to be created under the Loan Documents secure, among other things, all obligations of the Loan Parties owing to any Swap Counterparty under any Hedging Arrangement even after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder; provided, however, as provided in the definition of "Swap Counterparty", (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by such Liens only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by such Liens only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder; and

(b)    the Borrower's and its Restricted Subsidiaries' ability to enter into, or otherwise be party to, Hedging Arrangements are limited by the terms under this Agreement, including the limitations in Section 6.15 above which restricts, among other things, the Borrower's and its Restricted Subsidiaries' ability to enter into, or otherwise be party to, secured Hedging Arrangements with counterparties that are not Swap Counterparties or Hedging Arrangements that have margin call requirements.

Section 9.18    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of

Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.20    Confirmation of Flood Policies and Procedures. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder, and (e) related legislation (collectively, the "Flood Laws"). Wells Fargo, as Administrative Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event is any Building (as defined in the applicable Flood Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Laws) included in the definition of "Collateral" and no Building or Manufactured (Mobile) Home is intended to be encumbered by any Mortgage.

Section 9.21    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.22    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Arrangement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.23    Integration. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH LOAN PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGEMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

EXTRACTION OIL & GAS, INC.

By: /s/ Thomas B. Tyree, Jr.
Name: Thomas B. Tyree, Jr.
Title: Chief Executive Officer

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender, and a Lender

By: /s/ Joseph T. Rottinghaus
Name: Joseph T. Rottinghaus
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]